Exhibit 10.1

EXECUTION COPY

AMENDMENT AND RESTATEMENT AND INCREMENTAL LOAN ASSUMPTION AGREEMENT dated as of March 9, 2012 (this “Agreement”), to the CREDIT AGREEMENT dated as of June 18, 2010, as amended as of February 19, 2011 (the “Existing Credit Agreement”), among ATP OIL & GAS CORPORATION, a Texas corporation (the “Borrower”), the Lenders party thereto (the “Existing Lenders”) and CREDIT SUISSE AG, as Administrative Agent and Collateral Agent.

A. WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders have extended credit to the Borrower;

B. WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in the form attached hereto as Exhibit A (the “Restated Credit Agreement”) to, among other things, amend the manner in which the interest rate is calculated from a fixed rate basis to a floating rate basis;

C. WHEREAS, each Existing Lender that approves this Agreement and delivers to the Administrative Agent (or its counsel), on or prior to 5:00 p.m., New York City time, on March 9, 2012, a signature page to this Agreement shall be designated a “Consenting Lender”;

D. WHEREAS, pursuant to Section 2.08 of the Existing Credit Agreement, the Borrower has also requested that the Persons set forth on Schedule I hereto (the “Second Incremental Lenders”) make Incremental Loans in an aggregate principal amount equal to the Permitted Incremental Loan Amount (the “Second Incremental Loans”) to the Borrower on the Restatement Effective Date (as defined below); and

E. WHEREAS, the Second Incremental Lenders are willing to make the Second Incremental Loans to the Borrower and the Existing Lenders are willing to amend and restate the Existing Credit Agreement, in each case on the terms and subject to the conditions set forth herein and in the Existing Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows.

SECTION 1. Defined Terms; Interpretation. Unless otherwise specified, capitalized terms used but not defined herein have the meanings assigned to such terms in the Existing Credit Agreement or the Restated Credit Agreement, as the case may be. The rules of construction set forth in Section 1.04 of the Restated Credit Agreement are hereby incorporated by reference herein, mutatis mutandis. As used in this Agreement, the following terms have the meanings specified below:

“Permitted Incremental Loan Amount” means an amount equal to (a) the lesser of (i) 10% of the Borrower’s Adjusted Consolidated Net Tangible Assets (as defined in the Indenture as in effect on the Restatement Effective Date), determined as of the Restatement Effective Date and (ii) $365,000,000, minus (b) the aggregate principal amount of all Loans (other than the Second Incremental Loans) outstanding on the Restatement Effective Date.

“Second Incremental Commitment” means, with respect to each Second Incremental Lender, the commitment of such Second Incremental Lender to make Second Incremental Loans to the Borrower hereunder on the Restatement Effective Date in a principal amount equal to the Permitted Incremental Loan Amount, multiplied by the percentage set forth opposite such Second Incremental Lender’s name on Schedule I hereto.

SECTION 2. Amendment and Restatement of the Existing Credit Agreement. Effective on the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated to read in its entirety in the form of the Restated Credit Agreement attached as Exhibit A hereto. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement, as may be further amended, supplemented or otherwise modified from time to time.

SECTION 3. Incremental Loans. (a) Subject to the terms and conditions and in reliance upon the representations and warranties set forth herein and in the Restated Credit Agreement, each Second Incremental Lender hereby agrees (severally and not jointly) to make an Incremental Loan to the Borrower on the Restatement Effective Date in an aggregate principal amount equal to its Second Incremental Loan Commitment; provided that each Second Incremental Loan made on the Restatement Effective Date shall be funded net of original issue discount in an amount equal to 1.0% of the principal amount of such Second Incremental Loan. Amounts borrowed under this Section 3(a) and repaid or prepaid may not be reborrowed.

(b) Unless the context shall otherwise require, the Second Incremental Lenders shall constitute “Lenders”, and the Second Incremental Loans shall constitute additional “Loans” (and not Other Loans), in each case for all purposes of the Restated Credit Agreement and the other Loan Documents.

(c) The proceeds of the Second Incremental Loans shall be used by the Borrower to pay fees and expenses incurred in connection with this Agreement, to provide working capital for exploration and production operations and for general corporate purposes.

(d) Unless previously terminated, the Second Incremental Commitments shall terminate upon the earlier to occur of (i) the making of the Second Incremental Loans on the Restatement Effective Date and (ii) 5:00 p.m., New York City time, on March 30, 2012.

(e) This Agreement shall constitute (i) the written notice required to be delivered by the Borrower with respect to the Second Incremental Loan Commitments pursuant to Section 2.08(a) of the Restated Credit Agreement and (ii) an Incremental Loan Assumption Agreement for purposes of Section 2.08(b) of the Restated Credit Agreement.

(f) Upon the making of the Second Incremental Loans on the Restatement Effective Date, the Administrative Agent will provide a copy of Annex I to the Restated Credit Agreement as in effect on such date to the Borrower and each Lender (including each Second Incremental Lender).

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Borrower hereby represents and warrants to each such party that:

(a) This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof and on and as of the Restatement Effective Date as if made on and as of the date hereof or the Restatement Effective Date, as the case may be, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) No Event of Default or Default has occurred and is continuing as of the date hereof and as of the Restatement Effective Date both before and after giving effect to the making of the Second Incremental Loans on the Restatement Effective Date.

(d) The Indenture has not been amended, restated, supplemented or otherwise modified since the First Incremental Amendment Closing Date (as defined in the Restated Credit Agreement).

SECTION 5. Additional Interest. The Borrower agrees to pay to the Administrative Agent, for the account of each Consenting Lender, additional interest (“Additional Interest”) in an amount equal to 1.0% of the aggregate principal amount of such Consenting Lenders’ Loans outstanding on the Restatement Effective Date immediately prior to giving effect to this Agreement. The Additional Interest shall be payable in immediately available funds and, once paid, such amounts or any part thereof shall not be refundable.

SECTION 6. Effectiveness. The effectiveness of this Agreement and the obligations of the Second Incremental Lenders to make the Second Incremental Loans hereunder shall be subject to the satisfaction (or waiver), on or prior to March 30, 2012, of the following conditions (the first date on which all such conditions are so satisfied or waived, the “Restatement Effective Date”):

(a) The Administrative Agent shall have received a notice of borrowing setting forth the information required pursuant to the Restated Credit Agreement.

(b) Each of the conditions precedent set forth in Section 2.08(c) of the Restated Credit Agreement shall be satisfied and the representations and warranties set forth in Section 4 hereof shall be true and correct, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated as of the Restatement Effective Date to that effect.

(c) The Administrative Agent shall have received (i) counterparts of this Agreement that, when taken together, bear the signatures of (w) the Borrower, (x) each Second Incremental Lender, (y) the Majority Lenders and (z) each Consenting Lender and (ii) payment of (x) all fees separately agreed in writing by the Borrower and Credit Suisse Securities (USA) LLC

in connection herewith and (y) all fees and other amounts due and payable to the Administrative Agent and the Lenders (including the Second Incremental Lenders and the Consenting Lenders) that are required to be paid on or before the Restatement Effective Date in accordance with this Agreement, the Restated Credit Agreement or any other Loan Document, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Second Incremental Lenders and each of their respective Affiliates required to be reimbursed or paid by the Borrower under Section 12.03 and/or Section 2.08 of the Restated Credit Agreement or under any other Loan Document.

(d) The Administrative Agent shall have received (i) a legal opinion of Jackson Walker L.L.P., special counsel to the Borrower, dated as of the Restatement Effective Date and in form and substance reasonably acceptable to the Administrative Agent and the Second Incremental Lenders, (ii) a certificate of the secretary or an assistant secretary of the Borrower dated as of the Restatement Effective Date setting forth (A) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver this Agreement and perform the transactions contemplated hereby, (B) the officers of the Borrower (x) who are authorized to sign this Agreement and (y) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (C) specimen signatures of such authorized officers, (D) the Organizational Documents of the Borrower, certified as being true and complete and (E) a copy of a certificate of good standing for the Borrower from the office of the secretary of state (or other applicable office) of the State of Texas dated no earlier than 15 days prior to the Restatement Effective Date.

(e) After giving effect to the borrowing of the Second Incremental Loans, (i) the total amount of Indebtedness (as defined in the Indenture as in effect on the Restatement Effective Date) outstanding under the Restated Credit Agreement shall be less than 10% of the Borrower’s Adjusted Consolidated Net Tangible Assets (as defined in the Indenture as in effect on the Restatement Effective Date) determined as of the Restatement Effective Date and (ii) the Borrower and each Restricted Subsidiary shall be in compliance with the terms of each agreement and instrument governing Material Indebtedness of the Borrower or any Restricted Subsidiary, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower with respect to the foregoing (including, in the case of clause (i), reasonably detailed calculations thereof).

(f) The Administrative Agent shall have received the Reserve Report for the period ended December 31, 2011, and an accompanying Reserve Report Certificate required to be delivered pursuant to paragraphs (a) and (c) of Section 8.12 of the Restated Credit Agreement, respectively.

(g) The Borrower shall have filed its annual report on Form 10-K for the year ended December 31, 2011, with the SEC.

(h) The Administrative Agent shall have received from the Borrower the results of recent UCC searches with respect to the Borrower.

(i) The Collateral Agent shall have received such duly executed amendments and other modifications to the Mortgages as shall have been reasonably requested by the Collateral Agent.

(j) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D to the Existing Credit Agreement, duly and properly executed by a Responsible Officer and dated as of the Restatement Effective Date.

(k) The Administrative Agent shall have received a copy of an Incremental Joinder Agreement executed by each Second Incremental Lender making a Second Incremental Loan on the Restatement Effective Date that is not already a party to the Existing Credit Agreement as a Lender thereunder.

SECTION 7. Consent and Reaffirmation. The Borrower hereby consents to this Agreement and the transactions contemplated hereby and the Borrower hereby (a) agrees that, notwithstanding the effectiveness of this Agreement, the Security Instruments continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (b) confirms its grant of a security interest in its assets as Collateral for the Obligations (as defined in the Guarantee and Collateral Agreement) as provided in the Loan Documents as originally executed and (c) acknowledges that such grant continues in full force and effect in respect of, and to secure, the obligations under the Restated Credit Agreement and the other Loan Documents, including, without limitation, the Second Incremental Commitments and the Second Incremental Loans.

SECTION 8. Loan Document. This Agreement shall constitute a “Loan Document” and an “Incremental Loan Assumption Agreement” for all purposes of the Restated Credit Agreement and the other Loan Documents.

SECTION 9. Amendments; Waivers. This Agreement may be amended, waived, modified or supplemented only by written agreement signed by the Borrower, the Agents, each of the Second Incremental Lenders and the Consenting Lenders.

SECTION 10. Notices. All notices hereunder shall be given in accordance with the provisions of Section 12.01 of the Restated Credit Agreement.

SECTION 11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN

TELECOPIER) IN SECTION 10.02 OF THE RESTATED CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier (or other electronic transmission) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 13. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 14. No Novation. Neither this Agreement nor the effectiveness of the Restated Credit Agreement shall extinguish the Obligations (as defined in the Guarantee and Collateral Agreement) for the payment of money outstanding under the Existing Credit Agreement or discharge or release the lien or priority of any Loan Document or any other security therefor or any guarantee thereof, and the liens and security interests existing immediately prior to the Restatement Effective Date in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement) securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Existing Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby (including by the Restated Credit Agreement) or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement, the Restated Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement or the Borrower or any other Guarantor under any Loan Document from any of its obligations and liabilities thereunder, and such obligations are in all respects continuing with only the terms being modified as provided in this Agreement and in the Restated Credit Agreement. The Existing Credit Agreement and each of the other Loan Documents shall remain in full force and effect, until and except as modified hereby (including by the Restated Credit Agreement). This Agreement shall constitute a Loan Document for all purposes of the Existing Credit Agreement and the Restated Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ATP OIL & GAS CORPORATION,

By:	/s/ Albert L. Reese, Jr.
Name: Albert L. Reese, Jr.
Title: Chief Financial Officer

[Signature page to Incremental Assumption Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Agent,

By:	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Vice President

By:	/s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

[Signature page to Incremental Assumption Agreement]

Schedule I

Second Incremental Commitments

Second Incremental Lender	Second Incremental Commitment Percentage
Credit Suisse AG, Cayman Islands Branch	100%

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 18, 2010,

as amended and restated as of March 9, 2012

among

ATP OIL & GAS CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Bookrunner and Sole Lead Arranger

[CS&M Ref. No. 5865-238]

TABLE OF CONTENTS

		Page
ARTICLE I
Definitions and Accounting Matters

SECTION 1.01.	[Reserved]	6
SECTION 1.02.	Certain Defined Terms	6
SECTION 1.03.	[Reserved]	51
SECTION 1.04.	Terms Generally; Rules of Construction	51
SECTION 1.05.	Accounting Terms and Determinations; GAAP	52

ARTICLE II
The Credits

SECTION 2.01.	Commitments	52
SECTION 2.02.	Loans and Borrowings	53
SECTION 2.03.	Requests for Borrowings	53
SECTION 2.04.	Conversion and Continuation of Borrowings	54
SECTION 2.05.	Funding of Borrowings	56
SECTION 2.06.	Termination and Reduction of Commitments	56
SECTION 2.07.	Evidence of Debt; Repayment of Loans	57
SECTION 2.08.	Incremental Loans	57
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

SECTION 3.01.	Repayment of Loans	60
SECTION 3.02.	Interest	60
SECTION 3.03.	Alternate Rate of Interest	61
SECTION 3.04.	Prepayments	61
SECTION 3.05.	Administrative Agent Fees	62
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

SECTION 4.01.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	62
SECTION 4.02.	Presumption of Payment by the Borrower	63
SECTION 4.03.	[Reserved]	63
SECTION 4.04.	Disposition of Proceeds	64
ARTICLE V
Reserve Requirements; Change in Circumstances; Indemnity; Taxes; Illegality

SECTION 5.01.	Reserve Requirements; Change in Circumstances	64
SECTION 5.02.	Indemnity	65

i

Annexes, Exhibits and Schedules

Annex I	Commitments

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Incremental Joinder Agreement
Exhibit D	[Reserved]
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Reserve Report Certificate

SCHEDULES

Schedule 1.01(a)	Investments
Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.10	ERISA
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Subsidiary Organizational Information
Schedule 7.18	Prepayments
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 18, 2010, as amended and restated as of March 9, 2012, among ATP Oil & Gas Corporation, a corporation duly formed and existing under the laws of the State of Texas (the “Borrower”), each of the Lenders (as defined in Article I) from time to time party hereto and CREDIT SUISSE AG, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Lenders.

R E C I T A L S

The Borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, have previously entered into a Credit Agreement dated as of June 18, 2010 (the “Original Credit Agreement”) pursuant to which the Borrower requested the Lenders to extend credit in the form of Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount equal to $150,000,000. The proceeds of the Loans made on the Closing Date were used for the purposes set forth in the Original Credit Agreement.

The Borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, have previously entered into the First Incremental Assumption Agreement pursuant to which certain Incremental Lenders extended credit in the form of Incremental Loans. The proceeds of the Incremental Loans made on the First Incremental Amendment Closing Date were used for the purposes set forth in the First Incremental Assumption Agreement.

On the Restatement Effective Date, the Original Credit Agreement will be amended and restated in the form of this Agreement.

In furtherance of the foregoing, and in consideration of the mutual covenants and agreements herein contained and of the Loans and Commitments hereinafter referred to, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Accounting Matters

SECTION 1.01. [Reserved].

SECTION 1.02. Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing hereunder, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned such term in Section 12.16.

“Additional Assets” means:

(a) any properties or assets (i) to be used or that will be useful by the Borrower or a Restricted Subsidiary in the Oil and Gas Business or (ii) that replace properties or assets that were the subject of an Asset Disposition;

(b) Capital Expenditures by the Borrower or a Restricted Subsidiary in the Oil and Gas Business;

(c) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary; or

(d) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (c) and (d) above, such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a Person means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Borrower in a Reserve Report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year-end Reserve Report, and

(B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in each case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pretax basis and substantially in accordance with SEC guidelines in the case of clauses (C) and (D) (utilizing the prices utilized in such Person’s year-end reserve report);

provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers;

(ii) the capitalized costs that are attributable to Oil and Gas Properties of such Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of such Person on a date no earlier than the date of such Person’s latest annual or quarterly financial statements; and

(iv) the greater of:

(A) the net book value of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest audited financial statements; provided that if no such appraisal has been performed the Borrower shall not be required to obtain such an appraisal and only clause (a)(iv)(A) of this definition shall apply; minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of such Person in accordance with clause (a)(iii) above of this definition);

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto);

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of such Person and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(v) the present value of any overriding royalty interests in the form of net profits interests which are recorded as liabilities on the Borrower’s most recent balance sheet included in its annual or quarterly financial statements.

If the Borrower changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” shall continue to be calculated as if the Borrower were still using the successful efforts method of accounting.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than 1.50%.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned such term in Section 9.14(a).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.0% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the avoidance of doubt, the Adjusted LIBOR Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted

LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amendment and Restatement Agreement” means the Amendment and Restatement and Incremental Loan Assumption Agreement dated as of the Restatement Effective Date among the Borrower, the Lenders party thereto and the Administrative Agent.

“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Loan, 7.25% per annum and (b) with respect to any ABR Loan, 6.25% per annum.

“Applicable Prepayment Premium” means, for any day on which Loans are prepaid pursuant to Section 3.04(a), the amount (expressed as a percentage of the principal amount of the Loans to be so prepaid) set forth below opposite the period in which such day occurs:

Period	Amount

Prior to the first anniversary of the Closing Date	4.0%
On or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	4.0%
On or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date	2.0%

in each case, subject to adjustment in accordance with Section 2.08(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Collarini Associates and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (a) shares of Capital Stock of a Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.02, and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Borrower or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Dispositions:

(i) any disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) the sale of cash and Cash Equivalents in the ordinary course of business;

(iii) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(iv) a disposition of damaged, unserviceable, obsolete or worn-out equipment or equipment that is no longer necessary for the proper conduct of the business of the Borrower and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(v) Transactions in accordance with Section 9.11;

(vi) an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(vii) the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted under Section 9.04;

(viii) an Asset Swap;

(ix) dispositions of assets with a fair market value (as determined by the Borrower’s Board of Directors in good faith) of less than $20,000,000 in the aggregate in any fiscal year;

(x) Permitted Liens;

(xi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xii) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(xiii) foreclosure on assets;

(xiv) any Production Payments and Reserve Sales solely to the extent that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, are created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(xv) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(xvi) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(xvii) the abandonment, farm-out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(xviii) the sale or transfer (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such sale or transfer;

(xix) any overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties; and

(xx) a designation of any Infrastructure Subsidiary as an Unrestricted Subsidiary in accordance with the requirements therefor set forth in Section 9.18.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interest therein between the Borrower or any of the Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.12 as if the Asset Swap were an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“ATP Octabuoy” means the Borrower’s semi-submersible production platform currently under construction in China for initial deployment at the Borrower’s Cheviot Hub in the North Sea during 2012.

“ATP Titan” means the Borrower’s floating production unit, official number CG865556, an ABS classed floating production system of the MISDOC 3 SPAR design, including the hull, production facilities, onboard and sub-sea mooring components, and all permanently installed equipment.

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Banking Services Provider” means any Lender or Affiliate of a Lender party to a Treasury Management Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Collateral Agreement” means the cash collateral agreement dated as of June 18, 2010, between the Borrower and the Collateral Agent.

“Cash Equivalents” means:

(a) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250,000,000;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any commercial bank meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(f) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash-Pay Preferred” shall mean any Preferred Stock of the Borrower the terms of which (a) require the payment of cash dividends but otherwise do not contain any other provisions that would cause such Preferred Stock to constitute “Disqualified Stock,” (b) do not contain any significant restrictive or negative covenants, as determined in good faith by the Borrower, and (c) otherwise are materially consistent with those customarily found in cash pay preferred stock offerings, as determined in good faith by the Borrower.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $25,000,000 at such date of determination (as determined in good faith by the Board of Directors).

“Change in Control” means:

(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (a), such person or group shall be deemed to Beneficially Own any Voting Stock of the Borrower held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(b) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors;

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(d) the adoption by the shareholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender (or, for purposes of Section 5.01), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Closing Date” means June 18, 2010.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all the assets and properties subject to the Liens created by the Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Annex I or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as such commitment as reflected on Annex I may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time to reflect any Incremental Commitments pursuant to Section 2.08 and (c) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). Unless the context otherwise requires, the term “Commitments” shall include the Incremental Commitments.

“Commodity Agreement” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person entered into in the ordinary course of business and that are designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four full consecutive fiscal quarters ending prior to the date of such determination for which financial statements of the Borrower have been delivered or made available to the Lenders and the Administrative Agent in accordance with Section 8.01(b) to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(i) if the Borrower or any Restricted Subsidiary:

(A) has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt, Consolidated EBITDAX and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the Incurrence of such Debt and the use of proceeds thereof as if such Debt had been Incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Debt under any revolving credit facility secured on a pari passu basis with the Indebtedness hereunder outstanding on the date of such calculation will be deemed to be (1) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or (2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such revolving credit facility to the date of such calculation, in each case; provided that such average daily balance shall take into account any repayment of Debt under such revolving credit facility as provided in clause (b)); or

(B) has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the period, including with the proceeds of such new Debt, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt as if such discharge had occurred on the first day of such period;

(ii) if, since the beginning of such period, the Borrower or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with, or with the proceeds from, such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(iii) if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes, all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(iv) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (ii) or (iii) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a Financial Officer of the Borrower; provided that such Financial Officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such Financial Officer are reasonably expected to occur within 12 months of the date of the applicable transaction to the extent that such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Debt that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following:

(a) increased by, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(i) Consolidated Interest Expense;

(ii) Consolidated Income Taxes of the Borrower and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(iii) consolidated depletion and depreciation expense of the Borrower and its Restricted Subsidiaries;

(iv) consolidated amortization expense or impairment charges of the Borrower and its Restricted Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”;

(v) other non-cash charges of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(vi) consolidated exploration expense of the Borrower and its Restricted Subsidiaries; and

(b) increased or decreased by, without duplication any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person, if applicable for such period; and

(c) less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, amounts under clauses (ii) through (vi) of paragraph (a) above relating to a Restricted Subsidiary of a Person shall be added back to Consolidated Net Income in the calculation of Consolidated EBITDAX of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in such clauses (ii) through (vi) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any Governmental Authority which taxes or other payments are calculated by reference to the income, profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication:

(a) interest expense for such period attributable to Capitalized Lease Obligations, Synthetic Lease Obligations and the interest component of any deferred payment obligations;

(b) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(c) non-cash interest expense;

(d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(e) the interest expense on Debt of another Person that is Guaranteed by the Borrower or one of the Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of the Restricted Subsidiaries, to the extent such Guarantee becomes payable or such Lien becomes subject to foreclosure;

(f) costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(g) the consolidated interest expense of the Borrower and the Restricted Subsidiaries that was capitalized during such period; and

(h) all dividends paid or payable in cash, Cash Equivalents or Debt or dividends accrued during such period on any Specified Convertible Preferred and on any series of Disqualified Stock (including Cash-Pay Preferred) of the Borrower or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Borrower or a Wholly-Owned Subsidiary;

minus, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

For purposes of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Debt described in the final paragraph of the definition of “Debt”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (a) through (e) above) relating to any Debt of the Borrower or any Restricted Subsidiary described in the final paragraph of the definition of “Debt”.

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of the Borrower and its Restricted Subsidiaries (excluding non-controlling interests); provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(i) subject to the limitations contained in clauses (c) and (d) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); provided that cash dividends from any Infrastructure Subsidiary to the extent that such dividends were funded, directly or indirectly, from the proceeds of debt or equity financing at such Infrastructure Subsidiary shall not be included in such Consolidated Net Income; and

(ii) the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(b) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(i) subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(d) any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(e) the cumulative effect of a change in accounting principles;

(f) any asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

(g) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133);

(h) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(i) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; provided that the proceeds resulting from any such grant will be excluded from Section 9.04(b)(2).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Guarantor.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(d) the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (h) of the penultimate paragraph of this definition of Debt), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(e) Capitalized Lease Obligations and Synthetic Lease Obligations of such Person to the extent such Capitalized Lease Obligations and Synthetic Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (including, for clarification purposes only, Cash-Pay Preferred) or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g) the principal component of all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided, however, that the amount of such indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in the good faith by the Board of Directors) and (b) the amount of such indebtedness of such other Persons so secured;

(h) the principal component of indebtedness of other Persons to the extent Guaranteed by such Person; and

(i) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Debt.”

The amount of Debt of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Debt” shall not include:

(i) Production Payments and Reserve Sales;

(ii) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(iii) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Borrower or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Debt of the Borrower or its Restricted Subsidiaries Incurred without violation of this Agreement;

(iv) any obligation arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations (other than Guarantees of Debt), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that such Debt is not reflected on the face of the balance sheet of the Borrower or any Restricted Subsidiary;

(v) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within ten business days of Incurrence;

(vi) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(vii) all contracts and other obligations, agreements, instruments or arrangements described in clauses (s), (t), (u), (bb)(i) or (cc) of the definition of “Permitted Liens”;

(viii) accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; and

(ix) Specified Convertible Preferred.

In addition, “Debt” of any Person shall include Debt described in the first paragraph of this definition of “Debt” that would not appear as a liability on the balance sheet of such Person if:

(x) such Debt is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(y) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(z) there is recourse, by contract or operation of law, with respect to the payment of such Debt to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Debt shall be included in an amount not to exceed:

(A) the lesser of (1) the net assets of the General Partner and (2) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(B) if less than the amount determined pursuant to clause (A) immediately above, the actual amount of such Debt that is recourse to such Person or a Restricted Subsidiary of such Person, if the Debt is evidenced by a writing and is for a determinable amount.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned such term in Section 3.02(c).

“Disqualified Stock” means, with respect to any Person, that portion of Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(iii) is redeemable at the sole option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Restricted Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing thereof hereunder, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excess Proceeds” means any Net Available Cash in respect of Asset Dispositions not applied or invested as provided in Section 9.12 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, with respect to any foreign currency, the noon buying rate in New York City for such foreign currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) by the United States of America (or any political subdivision thereof) or such other jurisdiction under the laws of which such recipient is organized or is resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located or by any jurisdiction described in (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) in the case of a Foreign Lender, any withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder and (e) interest and penalties with respect to taxes referred to in subsection (a)-(d) hereof.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” means the engagement letter dated as of the Closing Date, between the Arranger and the Borrower.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“First Incremental Amendment Closing Date” means February 19, 2011.

“First Incremental Assumption Agreement” means the Incremental Loan Assumption Agreement and Amendment No. 1 dated as of the First Incremental Amendment Closing Date among the Borrower, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Pledge Agreement” means the Charge of Shares in ATP Oil & Gas (UK) Limited, in a form acceptable to the Administrative Agent, between the Borrower and the Administrative Agent or any subsequent Security Instrument creating a Lien on Foreign Pledged Collateral.

“Foreign Pledged Collateral” means the Capital Stock pledged by the Borrower or any Subsidiary under the Foreign Pledge Agreement, for the ratable benefit of the Lenders, to secure the Indebtedness.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that (a) any such election, once made, shall be irrevocable and (b) any such election shall be subject to the terms and conditions set forth in Section 1.05; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of a Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means an agreement executed by the Guarantors in a form acceptable to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Guarantor Unsecured Obligations” means, with respect to any Guarantor, any Debt of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is not Secured Debt.

“Guarantors” means each Material Domestic Subsidiary or other Domestic Subsidiary that Guarantees Debt and accordingly is required to Guarantee the Indebtedness pursuant to Section 8.14(b).

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Closing Date.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incremental Commitment” means the commitment of any Lender, established pursuant to Section 2.08, to make Incremental Loans to the Borrower.

“Incremental Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C hereto.

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.

“Incremental Loan Amount” means, at any time, the excess, if any, of (a) $350,000,000 over (b) the sum of (i) the net Swap Termination Value of all outstanding Swap Agreements (other than Commodity Agreements) at such time that are secured on a pari passu basis with the Indebtedness plus (ii) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.08.

“Incremental Loan Assumption Agreement” means an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Loan Maturity Date” means the final maturity date of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loans” mean the Loans made by one or more Lenders to the Borrower pursuant to Section 2.08. Incremental Loans may be made in the form of additional Loans or, to the extent permitted by Section 2.08 and provided for in the relevant Incremental Loan Assumption Agreement, Other Loans.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) (a)

to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, (b) under each Swap Agreement that is (i) in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into, (c) obligations under all Treasury Management Agreements with Lenders or Affiliates of Lenders while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder and (d) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Indenture” means the Indenture under or pursuant to which the Second Lien Notes are issued, together with any supplemental indentures related thereto.

“Infrastructure Subsidiaries” means ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC, ATP Holdco, LLC and any other Person: (a) (i) in which the Borrower or any of its Subsidiaries owns Capital Stock and (ii) to which the Borrower or any Restricted Subsidiary has transferred or transfers any of the following infrastructure assets: ATP Innovator drilling and production platform and related assets, ATP Titan drilling and production platform and related assets and ATP Octabuoy drilling and production platform and related assets; or (b) that owns or holds, directly or indirectly through one or more subsidiaries, Capital Stock of a Person described in the preceding clause (a).

“Initial Lender” means a Lender that purchased a Loan in connection with the initial syndication of the Loans and any Affiliate thereof.

“Initial Reserve Report” means, collectively, (i) those certain reserve reports which were prepared by Ryder Scott Company, L.P., each dated February 3, 2010, and (ii) that certain reserve report which was prepared by Collarini Associates, dated February 15, 2010, evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries prepared as of December 31, 2009, or January 1, 2010, as applicable.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 23, 2010, among the Borrower and the Guarantors, the Administrative Agent, as first lien collateral agent and The Bank of New York Mellon Trust Company, N.A., as second lien collateral agent, as amended, restated or otherwise modified from time to time.

“Interest Payment Date” means, for any Loan or Borrowing thereof hereunder, (a) with respect to any ABR Loan, each June 18 and December 18, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Debt or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(a)	Swap Agreements entered into in the ordinary course of business and in compliance with this Agreement;

(b)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(c)	an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower.

The amount of any Investment shall not be adjusted for increases or decreases in value, writeups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary”, clause (m) of the definition of “Permitted Investment” and Section 9.04, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary (as determined by the Board of Directors of the Borrower in good faith) at the time that such Subsidiary is so redesignated a Restricted Subsidiary; provided, further, that the amount of any Investment in an Infrastructure Subsidiary at the time of its designation as an Unrestricted Subsidiary in accordance with the requirements therefore set forth in the definition of “Unrestricted Subsidiary” shall be deemed to be zero dollars and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Investment Grade Rating” means a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” has the meaning assigned such term in the definition of “Debt.”

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any Property, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, the Amendment and Restatement Agreement, the Notes, if any, the Fee Letter and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loans” includes any Incremental Loans.

“Majority Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding at such time.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary whose total assets (based on fair market value), as of such date (as determined in good faith by the Board of Directors), are at least $5,000,000 or whose total revenues for the most recent 12-month period exceed $5,000,000.

“Material Foreign Subsidiary” means any Foreign Subsidiary whose total assets (based on fair market value), as of such date (as determined in good faith by the Board of Directors), are at least $5,000,000 or whose total revenues for the most recent 12-month period exceed $5,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiary in an aggregate principal amount equal to or greater than $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means January 15, 2015.

“Minerals Management Service” means the Minerals Management Service of the United States Department of the Interior.

“Minority Interest” means the percentage interest represented by any shares of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Mortgages and Security Instruments.

“Mortgages” means the mortgages and deeds of trust described or referred to in Exhibit E.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition; and

(d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or any contribution to equity capital, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Borrower and the Restricted Subsidiaries, less (b) all current liabilities of the Borrower and the Restricted Subsidiaries, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP, except that non-cash changes to current assets or current liabilities in any period relating to mark-to-market accounting for derivatives pursuant to FASB 133 and related pronouncements shall not be taken into account.

“Non-Recourse Debt” means Debt of a Person:

(a) as to which neither the Borrower nor any Restricted Subsidiary (i) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise);

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c) the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries.

“Notes” has the meaning assigned such term in Section 2.02(d).

“North Sea” means the UK Sector and surrounding areas of the North Sea.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Borrower.

“OID” has the meaning assigned such term in Section 2.08(d).

“Oil and Gas Business” means:

(a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(c) any other related energy business, including, without limitation, power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Borrower or its Subsidiaries, directly or indirectly, participates;

(d) any business relating to oil field sales and service; and

(e) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (d) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Original Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Loans” has the meaning set forth in Section 2.08.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Outer Continental Shelf” shall have the meaning ascribed to such term in the Outer Continental Shelf Lands Act, 43 U.S.C. 1331, et seq.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i)

“Permitted Acquisition Debt” means Debt or Disqualified Stock of the Borrower or any of the Restricted Subsidiaries to the extent such Debt or Disqualified Stock was Debt or Disqualified Stock (a) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition or (b) of a Person that was merged, consolidated or amalgamated into the Borrower or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into the Borrower or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (i) the Restricted Subsidiary or the Borrower, as applicable, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described under paragraph (n) of Section 9.02; or (ii) the Consolidated Coverage Ratio for the Restricted Subsidiary or the Borrower, as applicable, would be greater than the Consolidated Coverage Ratio for such Restricted Subsidiary or the Borrower immediately prior to such transaction.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (a) ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests, (b) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties (including Unrestricted Subsidiaries), and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

(a) the Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(b) any Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not made by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(c) cash and Cash Equivalents;

(d) receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(g) Capital Stock, obligations or securities received in settlement of debts (i) created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or (ii) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(h) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 9.12; provided that such securities or other assets received in such Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Instruments to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Indebtedness being of the same priority with respect to the Indebtedness as the Lien on the assets disposed of;

(i) Investments in existence on the Closing Date;

(j) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 9.02;

(k) Guarantees issued in accordance with Section 9.02 and set forth on Schedule 1.01(a) hereto;

(l) any Asset Swap or acquisition of Additional Assets, in each case, made in accordance with Section 9.12; provided that such securities or other assets received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Instruments to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Indebtedness being of the same priority with respect to the Indebtedness as the Lien on the assets disposed of;

(m) Investments in Infrastructure Subsidiaries at a time when such Infrastructure Subsidiaries are Unrestricted Subsidiaries in an aggregate amount not to exceed $100,000,000 plus the amount equal to the aggregate net reduction in Permitted Investments made pursuant to this clause (m) resulting from dividends paid to the Borrower or a Restricted Subsidiary by such Infrastructure Subsidiaries with proceeds from debt or equity financings from any third party that is not the Borrower or an Affiliate of the Borrower or a Restricted Subsidiary (the amount of any such dividends shall be deemed to reduce, on a dollar for dollar basis, the aggregate amount of Investments previously made in Infrastructure Subsidiaries pursuant to this clause (m) but such Investment amount, as so reduced, shall not be less than zero unless the increment of such dividends that would have reduced such Investment amount below zero is not otherwise available to make a Restricted Payment pursuant to Section 9.04;

(n) Permitted Business Investments;

(o) any Person where such Investment was acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(q) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(r) Investments for consideration consisting of Capital Stock (other than Disqualified Stock) of the Borrower; and

(s) Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (s), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $40,000,000 and 1.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets (with the fair market value (as determined by the Borrower’s

Board of Directors in good faith) of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(a) Liens created under the Loan Documents;

(b) pledges or deposits under workmen’s compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit or bank Guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(c) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(d) Liens for taxes, assessments or other governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(e) Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such Liens do not constitute Debt.

(f) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of the Borrower’s or such Restricted Subsidiary’s properties so long as any such survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions are subordinate in all respects to the security interests and Liens granted to the Collateral Agent and do not in the aggregate materially adversely affect the value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of the Borrower;

(g) Liens securing Hedging Obligations so long as the related Debt is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;

(h) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(i) prejudgment Liens and judgment Liens not giving rise to an Event of Default;

(j) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Synthetic Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business pursuant to paragraph (f) of Section 9.02 so long as (i) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the lesser of the cost or fair market value (as determined by the Borrower’s Board of Directors in good faith) of the assets or property so acquired or constructed and (ii) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(k) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;

(l) Liens arising from operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(m) Liens existing on the Closing Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Closing Date) other than Liens described under clauses (a) and (q) of this definition;

(n) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(o) Liens on property at the time the Borrower or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(p) Liens securing Debt or other obligations of a Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

(q) Liens on Property securing the Second Lien Notes and any guaranties thereof and any Permitted Refinancing Debt in respect thereof as permitted by Section 9.02(d); provided, however, that (i) such Liens securing such Debt are subordinate to the Liens securing the Indebtedness, this Agreement and the other Loan Documents pursuant to the Intercreditor Agreement and (ii) both before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.14(d);

(r) Liens securing Permitted Refinancing Debt Incurred to refinance Debt secured by a Lien Incurred under clauses (m) or (n) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(s) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(t) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(u) Liens on pipelines or pipeline facilities that arise by operation of law;

(v) Liens securing Debt in an aggregate principal amount outstanding at any one time, added together with all other Debt secured by Liens Incurred pursuant to this clause (v), not to exceed $25,000,000, as determined on the date of Incurrence of such Debt after giving effect to such Incurrence and the application of the proceeds therefrom;

(w) Liens in favor of the Borrower or any Guarantor;

(x) deposits made in the ordinary course of business to secure liability to insurance carriers;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(z) Liens deemed to exist in connection with Investments in repurchase agreements permitted in Section 9.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(aa) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(bb) any (i) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements) or (iii) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (ii);

(cc) Liens (other than Liens securing Debt) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(dd) Liens upon specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of the Borrower or any Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(ee) Liens arising under this Agreement in favor of each of the Administrative Agent and the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Debt permitted to be Incurred under this Agreement; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such with respect to the payment of fees, expenses and similar obligations payable to such Persons acting in such capacities and not for the benefit of the holders of such Debt;

(ff) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Debt so long as such deposit of funds or securities and such decreasing or defeasing of Debt are permitted under Section 9.04;

(gg) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Borrower or any Subsidiary of the Borrower on deposit with or in possession of such bank;

(hh) Protective Liens; and

(ii) Liens on the Collateral securing Subordinated Obligations; provided that the aggregate principal amount of all Secured Debt shall not exceed the greater of (x) $1,600,000,000 and (y) an amount equal to 50.0% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of Incurrence; provided, further, that the Debt secured by Liens pursuant to this clause (ii) shall be incurred pursuant to paragraph (n) of Section 9.02.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Refinancing Debt” means Debt that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall have correlative meanings) any Debt (including Debt of the Borrower that refinances Debt of any Restricted Subsidiary and Debt of any Restricted Subsidiary that refinances Debt of another Restricted Subsidiary, but excluding Debt of a Subsidiary that is not a Restricted Subsidiary that refinances Debt of the Borrower or a Restricted Subsidiary), including Debt that refinances Refinancing Debt; provided, however, that:

(a) the Permitted Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced;

(b) the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refinanced;

(c) such Permitted Refinancing Debt is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced (plus, without duplication, any additional Debt Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Debt and fees and expenses Incurred in connection therewith); and

(d) if the Debt being Refinanced is (i) Unsecured Debt such Permitted Refinancing Debt also constitutes Unsecured Debt, as the case may be, or (ii) contractually subordinated in right of payment to the Loans or the Guarantees of the Guarantors, such Permitted Refinancing Debt is subordinated in right of payment to the Loans or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Closing Date, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Pledge Agreements” means the Foreign Pledge Agreement.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Agreement, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act, as determined by the Board of Directors of the Borrower in consultation with its independent public accountants.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Volumetric Production Payments, Dollar-Denominated Production Payments, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Subsidiary and including overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Protective Liens” means Liens granted in connection with the disposition of an asset in order to protect the economic rights of the purchaser of such asset therein in the event such disposition were recharacterized as a financing transaction in which ownership was retained by the seller of such asset.

“Proved Reserves” means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV-10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves on the Borrower’s and the Subsidiaries’ Oil and Gas Properties as set forth in the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 8.12, utilizing (a) in the case of any Oil and Gas Properties located in, or in U.S. Federal waters adjacent to, the United States or any of its territories or possessions, the average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the average of the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the average of the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (a), (b) and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. PV-10 Value shall be adjusted to give effect to the Swap Agreements of the Borrower and the Subsidiaries then in effect. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than dollars shall be converted into dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Repayment Date” has the meaning assigned such term in Section 3.01(a).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date. Until superseded, the Initial Reserve Report will be considered the Reserve Report.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit H attached hereto certifying as the matters set forth in Section 8.12(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restatement Effective Date” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned such term in Section 9.04.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Notes” means the Borrower’s 11.875% Senior Second Lien Notes due 2015, in an aggregate principal amount of $1,500,000,000.

“Secured Debt” means any Debt of the Borrower or any Restricted Subsidiary secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Instruments” means the Guarantee and Collateral Agreement, the Pledge Agreements, the Mortgages, the Cash Collateral Agreement and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other Lender or Treasury Management Agreements) in connection with, or as security for the payment or performance of the Indebtedness, the Loans and this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Specified Convertible Preferred” means 1,400,000 shares of the Borrower’s 8% convertible perpetual preferred stock issued September 29, 2009.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means any Debt of a Person (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinate in right of payment to the Indebtedness pursuant to a written agreement upon terms and conditions satisfactory to the Administrative Agent and, so long as the Initial Lenders constitute the Majority Lenders, the Majority Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person whose Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Successor Borrower” has the meaning assigned such term in Section 9.11(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over the counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any Commodity Agreement, Currency Agreement, or Interest Rate Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor. For clarification purposes only, operating leases that do not also have the characteristics described in clause (b) above shall not constitute Synthetic Leases.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the Guaranteeing of the Indebtedness and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Treasury Management Agreements” means any agreements regarding bank services provided to any Credit Party for commercial credit cards, stored value cards and treasury management services, including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Type”, when used in reference to any Loan or Borrowing hereunder, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Closing

Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Administrative Agent may otherwise determine).

“UK Sector” means the jurisdiction of the United Kingdom commonly referred to as the UK Sector—North Sea.

“Unrestricted Subsidiary” means (a) ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC and ATP Holdco, LLC and any other Infrastructure Subsidiary, whether in existence on the Closing Date or created thereafter, designated an Unrestricted Subsidiary by the Borrower in accordance with the requirements of Section 9.18, (b) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Borrower in accordance with the requirements of Section 9.18 and (c) any subsidiary of an Unrestricted Subsidiary.

“Unsecured Debt” means any Debt that is not Secured Debt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction; provided that the Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Yield Differential” has the meaning set forth in Section 2.08(b).

SECTION 1.03. [Reserved].

SECTION 1.04. Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Credit Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

SECTION 1.05. Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent; provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change (including, for the avoidance of doubt, any election to apply IFRS accounting principles in lieu of GAAP) shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) The Borrower and the Lenders acknowledge the making of (i) Loans under the Original Credit Agreement on the Closing Date in an aggregate principal amount of $150,000,000 and (ii) Incremental Loans pursuant to the First Incremental Assumption Agreement on the First Incremental Amendment Closing Date in an aggregate principal amount of $60,000,000 and agree that, in each case, to the extent outstanding on the Restatement Effective Date, the Loans and the Incremental Loans shall continue to be outstanding as Loans and Incremental Loans, as the case may be, under this Agreement and the other Loan Documents. On the Restatement Effective Date (prior to giving effect to the incurrence of Incremental Loans on the Restatement Effective Date pursuant to the Amendment and Restatement Agreement), after giving effect to aggregate amortization payments of $2,837,268.75 made by the Borrower since the Closing Date, the aggregate principal amount of Loans outstanding under this Agreement was $207,162,731.25.

(b) Each Lender having an Incremental Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Section 3.03 and Section 5.05, each Borrowing of Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance with the terms hereof. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) [Reserved].

(d) Notes. Any Lender may request that Loans made by it hereunder be evidenced by a single promissory note of the Borrower (a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent, such Lender and the Borrower. The date, amount and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 11:00 a.m., New York City time, (x) in the case of ABR Borrowings, one Business Day before the date of the proposed Borrowing and (y) in the case of Eurodollar Borrowings, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05;

provided, however, that notwithstanding any contrary specification in any such request for a Borrowing, each requested Borrowing shall comply with the requirements set forth in Section 2.02.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Conversion and Continuation of Borrowings.

(a) The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (iii) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02 regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 5.02;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Majority Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

(b) Each notice pursuant to this Section 2.04 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.04 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.04 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.05. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount together with the accrued interest thereon without duplication, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans included in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Termination and Reduction of Commitments.

(a) The Commitments (other than any Incremental Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall automatically terminate upon the making of the Loans on the Closing Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.07. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 3.01.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

SECTION 2.08. Incremental Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount not to exceed the Incremental Loan Amount determined as of the date of such request from one or more Incremental Lenders, which may include any existing Lender; provided that each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or such lesser amount equal to the remaining Incremental Loan Amount), (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 Business Days (or such shorter period as the Administrative Agent and the relevant Incremental Lenders may agree) nor more than 60 days after the date of such notice), and (iii) whether such Incremental Commitments are commitments to make additional Loans or commitments to make loans with terms different from the Loans (“Other Loans”), in which case such notice shall specify the terms of such Other Loans.

(b) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement, an Incremental Joinder Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Loan Assumption Agreement shall specify the terms of the Incremental Loans to be made thereunder; provided that, without the prior written consent of the Majority Lenders, (i) the final maturity date of any Other Loans shall be no earlier than the Maturity Date, (ii) the Average Life of any Other Loans shall be no shorter than the Average Life of the Loans, (iii) if the yield on such

Other Loans (as determined by the Administrative Agent and reasonably acceptable to the Majority Lenders to be equal to the sum of (x) the interest rate per annum on such Other Loans and (y) if such Other Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the Average Life of such Other Loans and (B) four and (z) any transaction fees, commitment fees, exit fees (other than any prepayment premium) or other similar fees payable in respect of the Other Loans and the fair market value of any warrants, options, stock or other non-cash consideration payable in respect thereof) exceeds by more than 25 basis points the interest rate per annum then in effect for existing Loans (the amount of such excess being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for such Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Loans; provided that for purposes of determination in this clause (iii) if the interest rate with respect to such Other Loans is fixed, the Administrative Agent shall convert the interest rate on such Other Loans to its swap equivalent floating rate or convert the interest rate on the existing Loans to its swap equivalent fixed rate and taking into account any floor included in such floating rate, and (iv) if the optional prepayment of such Other Loans during any period is subject to a prepayment premium that would exceed the Applicable Prepayment Premium in respect of the Loans during such period (without regard to the amount of any Applicable Prepayment Premium applicable to the Loans in prior periods) by more than 25 basis points, then the Applicable Prepayment Premium shall be increased by an amount equal to the amount by which such prepayment premium exceeds the Applicable Prepayment Premium in respect of the Loans. The other terms of the Incremental Loans and the Incremental Loan Assumption Agreement, to the extent not consistent with the terms applicable to the Loans hereunder, shall otherwise be reasonably satisfactory to the Administrative Agent and, to the extent that such Incremental Loan Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrower and the Restricted Subsidiaries or are more favorable to the Lenders making such Other Loans, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Loans remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Loan Assumption Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment and the Incremental Loans evidenced thereby.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.08 unless (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 6.01 of the Original Credit Agreement and (iii) all fees and expenses owing in respect of such Incremental

Commitment to the Administrative Agent, the Collateral Agent and the Lenders shall have been paid.

(d) To the extent any Incremental Loans are not Other Loans, the scheduled amortization payments under Section 3.01(a) required to be made after the making of such Incremental Loans shall be ratably increased to provide for the pro rata payment of the principal of such Incremental Loans.

(e) The Borrower hereby agrees that if the Borrower obtains commitments from any bank or financial institution (other than any Initial Lender) to provide Incremental Commitments (the “Proposed Incremental Commitments”), the Borrower shall, without regard to whether the terms on which such Proposed Incremental Commitments are offered to it by any such institution are more or less favorable to it than any previously offered by the Initial Lenders, provide written notice thereof (an “Incremental Offer Notice”) to the Initial Lenders setting forth such terms and shall offer the Initial Lenders the right (a “Participation Right”) to provide (on such terms) the portion of the Proposed Incremental Commitments that, after giving effect to the provision of the Proposed Incremental Commitments and the making of the Incremental Loans thereunder, would result in the Initial Lenders (taken together) holding Loans representing no less than 51% of the outstanding principal amount of all Loans. Within three Business Days following receipt of such notice, one or more Initial Lenders shall provide written notice to the Borrower in the event that such Initial Lenders elect to exercise such Participation Right (in whole or in part). If any Initial Lender elects to exercise such Participation Rights through one or more of its Affiliates or Approved Funds, the portion of the Proposed Incremental Commitments to be provided by such Initial Lender shall be allocated among such Affiliates or Approved Funds as such Initial Lender shall designate to the Borrower in writing. If the Initial Lenders elect not to exercise all or any portion of such Participation Right to provide the Proposed Incremental Commitments, such Proposed Incremental Commitments and Incremental Loans to be made thereunder and the portion of the Proposed Incremental Commitments and Incremental Loans not subject to such Participation Right shall be made by the bank or other financial institutions that originally agreed to make such Proposed Incremental Loans, in each case on terms no more favorable to such Incremental Lenders than those specified in the Incremental Offer Notice, on or before the date that is 60 days after the date on which the Initial Lender’s right to exercise the Participation Right expired. For the avoidance of doubt, the Borrower shall not be obligated to offer any Participation Right to the Initial Lenders, if, after giving effect to the provision of the Proposed Incremental Commitments and the making of the Incremental Loans thereunder, in each case by one or more other Incremental Lenders, the Initial Lenders would nevertheless hold Loans representing at least 51% of the outstanding principal amount of all Loans. The acceptance or rejection of any offer to the Initial Lenders by the Borrower in respect of the Proposed Incremental Commitments contemplated by any Incremental Offer Notice shall not operate as a waiver or affect in any other manner such party’s rights hereunder in respect of any other Incremental Offer Notice or the Proposed Incremental Commitments contemplated thereby.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

SECTION 3.01. Repayment of Loans. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, (i) each December 18 and June 18 prior to the Maturity Date, or if any such date is not a Business Day, on the next succeeding Business Day (each such date being called a “Repayment Date”), an amount equal to 0.50% of the principal amount of the Loans (other than Other Loans) outstanding on such Repayment Date and (ii) on the Maturity Date, the aggregate principal amount of all Loans (other than Other Loans) then outstanding, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each Incremental Loan Repayment Date, a principal amount of the Other Loans (as adjusted from time to time pursuant to Section 3.04) equal to the amount set forth for such date in the applicable Incremental Loan Assumption Agreement, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b) To the extent not previously paid, all Loans and Other Loans shall be due and payable on the Maturity Date and the Incremental Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 3.02. Interest.

(a) ABR Loans. Subject to the provisions of paragraph (c) below, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. Subject to the provisions of paragraph (c) below, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Post-Default Rate. Notwithstanding the foregoing, during the continuance of an Event of Default the Majority Lenders may, at their option, by notice to the Borrower and the Administrative Agent, declare that the Loans shall bear interest until such Event of Default shall cease to exist (or such earlier time as the Majority Lenders may declare) at the rate of interest applicable thereto pursuant to paragraph (a) or (b) above, as applicable, plus 4.0% per annum (the “Default Rate”); provided that, during the continuance of an Event of Default under Section 10.01(h) or Section 10.01(i), the Default Rate shall be applicable to all Loans without any election or action on the part of the Administrative Agent or any Lender.

(d) Interest Payment Dates. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 3.03. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.04 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 3.03 shall be conclusive absent manifest error.

SECTION 3.04. Prepayments.

(a) Optional Prepayments. Subject to prior written notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof or if less than $5,000,000, the remaining balance of such Loans. Prepayments pursuant to this paragraph (a) shall be allocated pro rata between the Loans and the Other Loans.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, New York City time, (x) one Business Day before the date of prepayment in the case of ABR Loans and (y) three Business Days before the date of prepayment in the case of Eurodollar Loans. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans and the Other Loans to be prepaid and shall commit the Borrower to prepay such Loans and such Other Loans by the amount stated therein on the date stated therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 3.02 to but excluding the date of payment, (ii) the Applicable Prepayment Premium, if any, in respect of the Loans prepaid and (iii) the prepayment premium, if any, specified in the applicable Incremental Loan Assumption Agreement in respect of the Other Loans prepaid.

(c) Mandatory Prepayments. (i) Not later than the first Business Day following the date that is one year from the later of (A) the date of an Asset Disposition or (B) the receipt of Net Available Cash in respect thereof, if the aggregate amount of Excess Proceeds exceeds

$20,000,000, the Borrower shall apply 100% of such Excess Proceeds to prepay outstanding Loans in accordance with paragraphs (ii), (iii) and (iv) below.

(ii) Notwithstanding the foregoing, any Lender may elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent (but in no event later than 5:00 p.m., New York City time, one Business Day prior to the date of prepayment), to decline all (but not less than all) of any prepayment of its Loans pursuant to paragraph (i) above. Such declined amounts may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

(iii) Subject to paragraph (ii) above, mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata between the Loans and the Other Loans based on the outstanding principal amount thereof.

(iv) At least one Business Day prior to any prepayment required under this paragraph (c), the Borrower shall deliver to the Administrative Agent (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans and the Other Loans (or portion thereof) to be prepaid. All prepayments of Loans under this paragraph (c) shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 3.05. Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

SECTION 4.01. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest fees and any Applicable Prepayment Premium (or prepayment premium in respect of Other Loans) then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and any Applicable Prepayment Premium (or prepayment premium in respect of Other Loans) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and any Applicable Prepayment Premium (or prepayment premium in respect of Other Loans) then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price returned to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 4.02. Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 4.03. [Reserved].

SECTION 4.04. Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

Reserve Requirements; Change in Circumstances; Indemnity; Taxes; Illegality

SECTION 5.01. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent demonstrable error.

The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 5.01 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 5.02. Indemnity. Notwithstanding anything to the contrary set forth herein, including Section 3.04(b) hereof, the Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.04) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings

(including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Excluded Taxes paid by the Administrative Agent on or with respect to any payment to such Lender by or on account of any obligation of the Borrower or a Guarantor hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent as to the amount of such payment or liability under this Section 5.03(d) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two (2) properly completed and executed IRS Forms W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) properly completed and executed IRS Forms W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) properly completed and executed IRS Forms W-8BEN,

(iv) two (2) properly completed and executed Forms W-8IMY (together with forms listed under clauses (i) through (iii) or (v) hereof, as may be required),

(v) If a payment made to a Foreign Lender under any Loan Document would be subject to any withholdings taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, or

(vi) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and executed together with any supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(g) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or any Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5.04. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (if any) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.05. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 5.05, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

ARTICLE VI

[Reserved]

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 7.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.02. Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 7.03. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

SECTION 7.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by the Borrower’s independent public accountants and certified by its chief financial officer and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2009, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Restricted Subsidiary has on the Closing Date any material Debt (including Disqualified Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or otherwise disclosed to the Administrative Agent and the Lenders in writing.

SECTION 7.05. Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

SECTION 7.06. Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b) the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Borrower and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

SECTION 7.07. Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to redeem or make any offer to redeem under any indenture, note, credit agreement or instrument (including, without limitation, the Indenture and the Second Lien Notes) pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

SECTION 7.08. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 7.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by or with respect to it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

SECTION 7.10. Employee Benefit Plans.

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as disclosed on Schedule 7.10, each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA, except as where such penalty or damages would not have a Material Adverse Effect.

(d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Closing Date, except where a failure would not have a Material Adverse Effect or any amount being contested in good faith and pursuant to appropriate action being pursued diligently.

(e) Except as disclosed in Schedule 7.10, neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

(g) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $25,000,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 7.11. Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Restricted Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

SECTION 7.12. Insurance. The Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

SECTION 7.13. Restriction on Liens. Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents, other than the Indenture and the Intercreditor Agreement.

SECTION 7.14. Subsidiaries; Foreign Operations. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Restricted Subsidiaries. Schedule 7.14 identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary.

SECTION 7.15. Location of Business and Offices. The Borrower’s jurisdiction of organization is Texas; the name of the Borrower as listed in the public records of its jurisdiction of organization is ATP Oil & Gas Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 0120230900 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01 in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01 and in accordance with Section 12.01). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(e)(ii) in accordance with Section 12.01).

SECTION 7.16. Properties; Titles, Etc.

(a) Each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Permitted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property. The quantum and nature of the interest of the Borrower and the Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of the Borrower and the Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest of the Borrower and the Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report.

(b) All material licenses, leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.17. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

SECTION 7.18. Prepayments. Except as set forth on Schedule 7.18 or on the most recent Reserve Report Certificate, on a net basis there are no take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

SECTION 7.19. Marketing of Production. Except for contracts listed on Schedule 7.19 and in effect on the Closing Date, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the Closing Date.

SECTION 7.20. Swap Agreements. Schedule 7.20, as of the Closing Date, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including, without limitation, the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including, without limitation, any margin required or supplied) and the counterparty to each such agreement.

SECTION 7.21. Use of Loans. The proceeds of the Loans shall be used to pay fees and expenses incurred in connection with this Agreement and the Loan Documents, to provide working capital for exploration and production operations and for general corporate purposes. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T,

U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

SECTION 7.22. Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

SECTION 7.23. Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

SECTION 7.24. Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

SECTION 7.25. OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 8.01. Financial Statements; Other Information.

(a) The Borrower shall deliver to the Administrative Agent, within 120 days after the end of each of its fiscal years, an Officer’s Certificate (provided, however, that one of the signatories to each such Officer’s Certificate must state that he or she is the Borrower’s principal executive officer, principal financial officer or principal accounting officer), as to such Officer’s knowledge, without independent investigation, of the Borrower’s compliance with all conditions and covenants under this Agreement (without regard to any period of grace or requirement of notice provided under this Agreement) and in the event any Default or Event of Default under this Agreement exists, such Officer’s Certificate shall specify the nature of such Default or Event of Default. Each such Officer’s Certificate shall also notify the Administrative Agent should the Borrower elect to change the manner in which it fixes its fiscal year end.

(b) Whether or not the Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Borrower will make available to the Administrative Agent and the Lenders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Borrower is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Borrower will nevertheless make available such Exchange Act information to the Administrative Agent as if the Borrower were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer. The availability of the foregoing materials on the SEC’s website or on the Borrower’s website shall be deemed to satisfy the foregoing delivery obligations.

(c) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to paragraph (b) above shall be accompanied by a written report of the Borrower’s independent certified public accountants (who shall be a firm of established national reputation) stating (A) that their audit examination has included a review of the terms of this Agreement and the Indebtedness hereunder as they relate to accounting matters, and (B) whether, in connection with their audit examination, any Default or Event of Default has come to their attention and if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided, however, that, without any restriction as to the scope of the audit examination, such independent certified public accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards.

(d) (i) If any Default or Event of Default has occurred and is continuing or (ii) if the Administrative Agent seeks to exercise any remedy under this Agreement with respect to a claimed Default or Event of Default under this Agreement, the Borrower shall promptly, and in any event within five days after a Responsible Officer becoming aware thereof, deliver notice thereof to the Administrative Agent, at its address set forth in Section 12.01 hereof, by registered or certified mail or by facsimile transmission followed by hard copy by registered or certified mail, accompanied by an Officer’s Certificate setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto

(e) The Borrower will furnish to the Administrative Agent and each Lender:

(i) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(ii) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within 30 days prior thereto) of any change (A) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (B) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (C) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (D) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (E) in the Borrower or any Guarantor’s federal taxpayer identification number.

(iii) Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(iv) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 8.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of (a) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 8.03. Organizational Existence. The Borrower shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its organizational existence and the organizational existence of each of its Restricted Subsidiaries in accordance with the respective Organizational Documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Borrower and each such Restricted Subsidiary; provided, however, that the Borrower shall not be required to preserve, with respect to itself, any material right or franchise and, with respect to any of its Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Borrower shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

SECTION 8.04. Payment of Taxes and Other Claims. The Borrower shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material Taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Restricted Subsidiaries or properties of it or any of its Restricted Subsidiaries and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Borrower or any of the Restricted Subsidiaries; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

SECTION 8.05. Performance of Obligations under Loan Documents. The Borrower will pay the Indebtedness (including the Notes according to the reading, tenor and effect thereof) pursuant to the terms hereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

SECTION 8.06. Maintenance of Properties. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain all properties used or useful in the conduct of its business in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 8.06 shall prevent the Borrower or any of the Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties, if such discontinuance is (i) in the ordinary course of business pursuant to customary business terms or (ii) in the good faith judgment of the respective Boards of Directors or other governing body of the Borrower or such Restricted Subsidiary, as the case may be, desirable in the conduct of their respective businesses and is not disadvantageous in any material respect to the Lenders.

SECTION 8.07. Insurance. The Borrower shall provide or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Borrower, are adequate and appropriate for the conduct of the business of the Borrower and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America, Canada or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Borrower, for companies similarly situated in the industry. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days (or 10 days as to any failure to pay premium) prior notice of any cancellation to the Administrative Agent. Any such insurance policies may also cover risks attributable to the assets and operations of Unrestricted Subsidiaries, and in such event, the loss payable clauses or provisions may name parties other than the Administrative Agent as “additional insureds” as such other parties’ interests may appear in respect of such loss.

SECTION 8.08. Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 8.09. Compliance with Laws. The Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such noncompliance as could not singly or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 8.10. Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10 (a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five Business Days following the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) that would have a Material Adverse Effect.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

SECTION 8.11. Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 8.12. Reserve Reports.

(a) On or before April 1st and October 1st of each year, commencing October 1, 2010, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of the immediately preceding December 31 and June 30, respectively. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) [Reserved].

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a Reserve Report Certificate certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no take or pay or other prepayments, with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-10 Value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

SECTION 8.13. Title Information.

(a) Within 60 days following the request of the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by the Reserve Report most recently delivered pursuant to Section 8.12 so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV-10 Value of the Oil and Gas Properties evaluated by such Reserve Report and located in, or in U.S. Federal waters adjacent to, the United States.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens (other than Permitted Liens described in clauses (k), (e) and (i) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the PV-10 Value of the Oil and Gas Properties evaluated by such Reserve Report and located in, or in U.S. Federal waters adjacent to, the United States.

SECTION 8.14. Additional Collateral; Additional Guarantors.

(a) If as of the date of delivery of any Reserve Report in accordance with Section 8.12 the Mortgaged Properties do not represent at least 80% of the total PV-10 Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report and located in, or in U.S. Federal waters adjacent to, the United States, after giving effect to exploration and production activities, acquisitions, dispositions and production, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within 30 days, to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Permitted Liens may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such PV-10 Value of the Oil and Gas Properties located in, or in U.S. Federal waters adjacent to, the United States. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) In the event that (i) the Borrower determines that any Restricted Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary (other than an Unrestricted Subsidiary) incurs or Guarantees any Debt, the Borrower shall promptly cause such Restricted

Subsidiary to Guarantee the Indebtedness pursuant to the Guarantee and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to, (A) execute and deliver a supplement to the Guarantee and Collateral Agreement executed by such Subsidiary, (B) pledge all of the Capital Stock of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) owned by the Borrower or such Material Domestic Subsidiary and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) In the event that the Borrower or any Domestic Subsidiary becomes the owner of a Material Foreign Subsidiary, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, pledge Capital Stock representing 65% of the total combined voting power of all classes of stock entitled to vote and 100% of any other class of stock of such Material Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Capital Stock of such Material Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) owned by the Borrower or such Domestic Subsidiary and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(d) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the Second Lien Notes, except for such Liens granted on or before the Closing Date, without first (i) giving fifteen days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Indebtedness a first-priority, perfected Lien on this same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent and, so long as the Initial Lenders constitute the Majority Lenders, the Majority Lenders. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent and, so long as the Initial Lenders constitute the Majority Lenders, the Majority Lenders.

(e) In the event that the Borrower shall, or shall cause a Restricted Subsidiary to, register and/or document any of its floating infrastructure assets, including, without limitation, the ATP Titan and related assets or the ATP Octabuoy and related assets, but excluding any infrastructure assets held by Unrestricted Subsidiaries, as a vessel in the ownership of the Borrower or such Restricted Subsidiary under the laws and flag of the United States or any other jurisdiction, then the Borrower shall, and shall cause such Restricted Subsidiaries to, promptly execute as security for the Indebtedness a first preferred ship mortgage for each such vessel, in a form satisfactory to the Administrative Agent.

SECTION 8.15. ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

SECTION 8.16. Capital Stock in Infrastructure Subsidiaries. The Borrower shall, and shall cause each Restricted Subsidiary to, pledge all of the Capital Stock owned directly by such Person in any first-tier Infrastructure Subsidiary to the Administrative Agent to secure the Indebtedness.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations) have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 9.01. [Reserved].

SECTION 9.02. Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt and the Borrower will not permit any Restricted Subsidiary to issue any Preferred Stock, except:

(a) Indebtedness created hereunder or under the other Loan Documents.

(b) Guarantees by the Borrower or any Guarantor of Debt of the Borrower or any Guarantor, as the case may be, Incurred in accordance with the provisions of this Agreement; provided that in the event that such Debt is a Subordinated Obligation of the Borrower or a Guarantor, the related Guarantee shall be subordinated in right of payment to the Indebtedness arising under the Loan Documents to at least the same extent as such Debt.

(c) Debt of the Borrower owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.04; provided that any subsequent issuance or transfer of Capital Stock or any other event (including the sale or other transfer of any such Debt to a Person other than the Borrower or a Restricted Subsidiary) that results in any such Debt being owed to a Person other than the Borrower or a Restricted Subsidiary shall be deemed to constitute an Incurrence of such Debt by the Borrower or such Restricted Subsidiary.

(d) The Second Lien Notes and any Guarantees thereof and any Permitted Refinancing Debt in respect thereof; provided that such Debt and the holders thereof shall be at all times subject to and in compliance with the Intercreditor Agreement.

(e) Debt of a Person that becomes a Restricted Subsidiary or is acquired by or merged into the Borrower or a Restricted Subsidiary in accordance with the provisions of this Agreement outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or merged into the Borrower or a Restricted Subsidiary, other than Debt Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction (or related series of transactions) pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or merged into the Borrower or a Restricted Subsidiary or (ii) otherwise in connection with, or in contemplation of, such acquisition, so long as at the time such Person becomes a Restricted Subsidiary or is acquired by or merged into the Borrower or a Restricted Subsidiary and after giving effect to the Incurrence of such Debt pursuant to this paragraph (e), the Borrower would have been able to Incur at least $1.00 of additional Debt pursuant to paragraph (n) below.

(f) Debt Incurred by the Borrower or any Restricted Subsidiary pursuant to Capitalized Lease Obligations, Synthetic Lease Obligations, mortgage financings and purchase money obligations, in each case Incurred to finance all or any portion of the purchase price or cost of construction or improvements or carrying costs of property used in the business of the Borrower or such Restricted Subsidiary, and Permitted Refinancing Debt in respect thereof, in an aggregate principal amount not to exceed $60,000,000 at any one time outstanding.

(g) Permitted Acquisition Debt.

(h) Debt in the form of workers’ compensation claims, payment obligations in respect of health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, appeal, reimbursement, performance, surety and similar bonds and completion Guarantees provided by the Borrower or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations or other similar obligations in the ordinary course of business and consistent with past practice (in each case, other than for an obligation for money borrowed).

(i) Debt, including Permitted Refinancing Debt, Incurred by a Foreign Subsidiary in an aggregate principal amount not to exceed an amount equal to 10.0% of such Foreign Subsidiary’s Adjusted Consolidated Net Tangible Assets at any time outstanding.

(j) Capital Stock (other than Disqualified Stock) of the Borrower or any of the Guarantors.

(k) Cash-Pay Preferred issued by the Borrower so long as at the time of and after giving effect to the issuance of such Cash-Pay Preferred, the Borrower would have been able to Incur at least $1.00 of additional Debt pursuant to paragraph (n) below.

(l) Debt Incurred after the Closing Date by a wholly-owned Foreign Subsidiary pursuant to vendor financings for the construction of the ATP Octabuoy and related assets and an unsecured Guarantee thereof by the Borrower not to exceed $250,000,000 in the aggregate at any time outstanding; provided, however, that in the event that such Foreign Subsidiary shall cease to be a Wholly-Owned Subsidiary, any such Guarantee of such Debt by the Borrower shall be deemed to be an Incurrence of Debt by the Borrower that is not permitted pursuant to this paragraph (l).

(m) Other Debt in an aggregate principal amount outstanding not to exceed the greater of (i) $50,000,000 and (ii) 1.25% of the Borrower’s Adjusted Consolidated Net Tangible Assets, determined on a pro forma basis after giving effect to the Incurrence of such Debt and the application of the proceeds thereof.

(n) Other Debt of the Borrower or any Guarantor and the issuance of any Preferred Stock by any Restricted Subsidiary if, at the time of and after giving effect to the Incurrence of such Debt or the issuance of such Preferred Stock, the Consolidated Coverage Ratio is at least 2.50 to 1.00.

For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this Section 9.02:

(i) in the event an item of that Debt meets the criteria of more than one of the types of Debt described in the first and second paragraphs of this Section 9.02, the Borrower, in its sole discretion, will classify such item of Debt on the date of Incurrence and, subject to clause (ii) below may later classify, reclassify or redivide all or a portion of such item of Debt, in any manner that complies with this Section 9.02;

(ii) Guarantees of, or obligations in respect of letters of credit supporting, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(iii) if obligations in respect of letters of credit are Incurred pursuant to a credit facility and are being treated as Incurred pursuant to clause (i) of the second paragraph above and the letters of credit relate to other Debt, then such other Debt shall not be included;

(iv) the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v) Debt permitted by this Section 9.02 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.02 permitting such Debt; and

(vi) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Debt, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133) will not be deemed to be an Incurrence of Debt for purposes of this Section 9.02. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof in the case of any Debt issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Debt is not permitted to be Incurred as of such date under this Section 9.02, the Borrower shall be in Default of this Section 9.02).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 9.02, the maximum amount of Debt that the Borrower may Incur pursuant to this Section 9.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing. This Agreement will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral.

SECTION 9.03. Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property that is not Collateral of the Borrower or such Restricted Subsidiary securing Debt unless the Loans are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured or (ii) any Lien on any asset or property that is Collateral.

The preceding paragraph shall not prohibit Permitted Liens nor shall it require the Borrower or any Restricted Subsidiary of the Borrower to secure the Loans if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Loans or such Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans or such Guarantee under such clause (i).

SECTION 9.04. Dividends, Distributions and Redemptions; Repayment of Second Lien Notes.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i) declare or pay any dividend or make any payment or distribution on or in respect of the Borrower’s Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries), except (A) dividends or distributions by the Borrower payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower and (B) dividends or distributions payable to the Borrower or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution,

(ii) purchase, redeem, defease, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock)),

(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Unsecured Debt (other than (A) Debt permitted under Section 9.02(c) or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Unsecured Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement), or

(iv) make any Restricted Investment in any Person,

(each of the foregoing actions set forth in clauses (i) through (iv), a “Restricted Payment”) if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:

(x) a Default or Event of Default shall have occurred and be continuing (or would result therefrom),

(y) the Borrower is not able to Incur an additional $1.00 of Debt pursuant to paragraph (n) of Section 9.02 after giving effect, on a pro forma basis, to such Restricted Payment, or

(z) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date would exceed the sum of (A) 50% of Consolidated Net Income for such period (treated as one accounting period) from January 1, 2010, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements of the Borrower have been delivered or made available to the Lenders and the Administrative Agent in accordance with Section 8.01(b) (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit), plus (B) 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined by the Borrower’s Board of Directors in good faith) of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date (other than Net Cash Proceeds received from the issuance or sale of such Capital Stock to (1) management, employees, directors or any direct or indirect parent of the Borrower, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (v)(A) of paragraph (b) below, (2) a Subsidiary of the Borrower or (3) an employee stock ownership plan, option plan or similar trust (to the extent that such sale is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination hereunder), plus (C) the amount by which Debt of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Wholly-Owned Subsidiary of the Borrower) subsequent to the Closing Date of any Debt of the Borrower or its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair market value of any other property (other than such Capital Stock), distributed by the Borrower upon such conversion or exchange), together with the net proceeds, if any, received by the Borrower or any of its Restricted Subsidiaries upon such conversion or exchange, plus (D) the amount equal to the aggregate net reduction in Restricted Investments made by the Borrower or any of its Restricted Subsidiaries in any Person after the Closing Date resulting from (1) repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Borrower or any Restricted Subsidiary, (2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, in each case under this clause (D) which amount was included in the calculation of the amount of Restricted Payments (but without duplication of any such amount) included in calculating cumulative Consolidated Net Income) and (3) the sale by the Borrower or any Restricted Subsidiary (other than to the Borrower or any other Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

(b) Notwithstanding the foregoing, the provisions of paragraph (a) above will not prohibit:

(i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent capital contribution in cash received by the

Borrower from its shareholders; provided that (A) such Restricted Payment shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from the calculation under clause (z)(B) of paragraph (a) above;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Unsecured Debt of the Borrower or Guarantor Unsecured Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Unsecured Debt of the Borrower or any Guarantor that, in each case, is permitted to be Incurred pursuant to Section 9.02; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 9.02; provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded from subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid or distributions made within 60 days following the date of declaration if at such date of declaration such dividend or distribution would have complied with this Section 9.04; provided that such dividends and distributions shall be included in subsequent calculations of the amount of Restricted Payments made hereunder; provided further that for purposes of clarity, this clause (iv) shall not include any cash payments made in lieu of the issuance of fractional shares under clause (ix) below;

(v) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the purchase of Capital Stock or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower held by any existing or former employees, management or directors of the Borrower or any Restricted Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors in an aggregate amount in any calendar year not to exceed $5,000,000 plus an amount not to exceed (A) the cash proceeds received by the Borrower from the sale of Capital Stock of the Borrower to then current or former members of management or directors of the Borrower and the Restricted Subsidiaries after the Closing Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments pursuant to clause (z) of paragraph (a) above), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, minus (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) above; provided that the amount of any such repurchase or redemption under this clause (v) shall be excluded from subsequent calculations of the amount of Restricted Payments and the proceeds received from any such sale shall be excluded from clause (z)(B) of paragraph (a) above;

(vi) repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided that such repurchases shall be excluded from subsequent calculations of the amount of Restricted Payments;

(vii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Unsecured Debt at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 9.12; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the mandatory prepayments as provided in Section 3.04 with respect to the Loans; provided, however, that such repurchases will be included in subsequent calculations of the amount of Restricted Payments pursuant to clause (z) of paragraph (a) above;

(viii) cash payments in lieu of the issuance of fractional shares; provided that any payments pursuant to this clause (viii) shall be excluded from the calculation of the amount of Restricted Payments;

(ix) the declaration and payment of scheduled or accrued dividends to holders of any class or series of Disqualified Stock (including Cash-Pay Preferred) of the Borrower or any of its Restricted Subsidiaries issued on or after the Closing Date in accordance with Section 9.02; provided that any payment pursuant to this clause (ix) shall be excluded in the calculation of the amount of Restricted Payments;

(x) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of scheduled or accrued dividends to the holders of any Specified Convertible Preferred to the extent such dividends are included in Consolidated Interest Expense; provided that any payment pursuant to this clause (x) shall be included in the calculation of the amount of Restricted Payments pursuant to clause (z) of paragraph (a) above;

(xi) Restricted Payments in an aggregate amount not to exceed $30,000,000, plus an amount equal to the aggregate net reduction in any Restricted Investments made pursuant to this clause (xi); provided that the amount of such Restricted Payments shall be included in subsequent calculations of the amount of Restricted Payments pursuant to clause (z) of paragraph (a) above;

(c) The amount of any Restricted Payment (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or the applicable Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith whose resolution with respect thereto shall be delivered to the Administrative Agent, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Borrower to exceed $50,000,000.

(d) On or prior to the date on which the Borrower or any Restricted Subsidiary makes a Restricted Payment, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate certifying that such Restricted Payment is permitted and setting forth the basis upon which the calculations required pursuant to this Section 9.04 were computed, together with a copy of any fairness opinion or appraisal required hereunder.

(e) In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (xi) of paragraph (b) above or is entitled to be made pursuant to the paragraph (a) above, the Borrower shall, in its sole discretion, classify such Restricted Payment.

(f) As of the Closing Date, all of the Borrower’s Subsidiaries will be Restricted Subsidiaries, except for the Infrastructure Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 9.18. For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this Section 9.04 or under clause (b)(xi) of the second paragraph of this Section 9.04, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(g) Redemption of Second Lien Notes; Amendment of Indenture. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is ninety-one days after the Maturity Date: (i) call, make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part) the Second Lien Notes; provided that so long as (A) no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) the Borrower is able to Incur an additional $1.00 of Debt pursuant to paragraph (n) of Section 9.02 after giving effect, on a pro forma basis, to such redemption, the Borrower may redeem all or any portion of the Second Lien Notes in an amount not to exceed (x) the sum of (1) $155,000,000 plus (2) an amount equal to 50% of Consolidated EBITDAX for the period (taken as one accounting period) from April 1, 2010, to the last day of the most recently ended fiscal quarter for which internal financial statements of the Borrower have been delivered or made available to the Lenders and the Administrative Agent in accordance with Section 8.01(b), minus (y) the amount of all redemptions of Second Lien Notes made since the Closing Date pursuant to this paragraph (g), or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Notes or the Indenture if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, (B) such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of any Indenture provided such Person complies with Section 8.14(b) or (C) such amendment, modification, waiver or change is not permitted under the Intercreditor Agreement; provided further that the Borrower shall not apply the proceeds of any sale or other disposition of any portion of the Collateral to the redemption of Second Lien Notes pursuant to this paragraph (g).

SECTION 9.05. [Reserved].

SECTION 9.06. Nature of Business; International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to the extent as would not be material to the Borrower and the Restricted Subsidiaries, taken as a whole.

SECTION 9.07. [Reserved].

SECTION 9.08. Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

SECTION 9.09. ERISA Compliance. The Borrower will not, and will not permit any Restricted Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction (i) in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code except where such penalty or tax would not have a Material Adverse Effect or (ii) that could be reasonably expected to result in a Foreign Benefit Event;

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto except where failure would not have a Material Adverse Effect; or

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without material liability in excess of $25,000,000, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

SECTION 9.10. [Reserved].

SECTION 9.11. Merger, Consolidation and Sale of All or Substantially All Assets. The Borrower will not consolidate with or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis) in one or more related transactions to, any Person, unless:

(a) either (i) the Borrower shall be the surviving corporation or (ii) the resulting, surviving or transferee Person (the “Successor Borrower”) (A) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Borrower (if not the Borrower) and (B) will expressly assume, by supplemental agreement, executed and delivered to the Borrower, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loans, this Agreement, the Intercreditor Agreement and the Security Instruments, and all such obligations shall remain in full force and effect and the Successor Borrower shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with the financing statements and comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Administrative Agent and, so long as the Initial Lenders shall constitute the Majority Lenders, the Majority Lenders;

(b) immediately after giving effect to such transaction and the assumption contemplated by clause (ii)(B) of paragraph (a) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing;

(c) immediately after giving effect to such transaction and the assumption contemplated by clause (ii)(B) of paragraph (a) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction) and the application of any net proceeds therefrom, (i) the Borrower or the Successor Borrower would, on the date of such transaction, after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be able to Incur at least an additional $1.00 of Debt pursuant to paragraph (n) of Section 9.02 or (ii) the Consolidated Coverage Ratio of the Borrower or the Successor Borrower, as the case may be, is equal to or greater than the Consolidated Coverage Ratio of the Borrower immediately before such transaction;

(d) each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations in respect of this Agreement and the Loans and its obligations under the Intercreditor Agreement and the Security Instruments (if applicable) shall continue to be in effect; and

(e) the Borrower or the Successor Borrower, as the case may be, shall have delivered to the Administrative Agent an Officer’s Certificate and an opinion of counsel acceptable to the Administrative Agent, each stating that such consolidation, merger or transfer and, if a supplemental agreement and additional Security Instruments are required in connection with such transaction, such supplemental agreement and Security Instruments comply with the applicable provisions of this Agreement and Security Instruments and that all conditions precedent in this Agreement relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Borrower.

For purposes of this Section 9.11, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, the Intercreditor Agreement and the Security Instruments as if such Successor Borrower had been named in such; and its predecessor Borrower, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the Loans.

Notwithstanding paragraph (c) above, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower and the Borrower may consolidate with, merge into or transfer all or part of its properties and assets to a Wholly-Owned Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States; provided that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Borrower, the Borrower will not be required to comply with paragraph (e) above.

In addition, the Borrower will not permit any Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor to, any Person (other than the Borrower or another Guarantor) unless: (A) (1) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Guarantor) will expressly assume, by supplemental agreement and (if required) additional Security Instruments, executed and delivered to the Administrative Agent, all the obligations of such Guarantor under its Guarantee and (2) immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing or (B) the transaction is made in compliance with Section 9.12 and Section 12.02.

SECTION 9.12. Sale of Properties. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date on which a binding agreement was entered into with respect to such Asset Disposition), as determined in good faith by the Borrower’s Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof and (iii) except as provided in Section 3.04, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Borrower or such Restricted Subsidiary, as the case may be, to invest in Additional Assets; provided that to the extent that the assets disposed of in such Asset Disposition were Collateral, such Additional Assets which would constitute Collateral are pledged as Collateral under the Security Instruments with the Lien on such Collateral securing the Loans being of the same priority with respect to the Loans as the Lien on the assets disposed of; provided further that the foregoing requirement shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Borrower or such Restricted Subsidiary within the period of time specified above and such Net Available Cash is subsequently applied in accordance with such agreement within six months following the date thereof. Pending the final application of any such Net Available Cash in accordance with this paragraph (a), the Borrower and its Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(b) For the purposes of clause (ii) of paragraph (a) above, the following will be deemed to be cash or Cash Equivalents:

(i) the assumption by the transferee of Debt (other than Unsecured Debt or Disqualified Stock) of the Borrower or Debt of a Restricted Subsidiary (other than Unsecured Debt or Disqualified Stock of any Restricted Subsidiary that is a Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition (or in lieu of such a release, the agreement of the acquirer or its parent company to indemnify and hold the Borrower or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness; provided, however, that such indemnity is (x) from an indemnifying party (or its long term debt securities) with an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) or (y) accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Borrower or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; and

(ii) securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from the transferee that are converted by the Borrower or such

Restricted Subsidiary into cash within 90 days after receipt thereof (to the extent of the cash received in that conversion).

Notwithstanding the foregoing, the 75% limitation referred to in clause (ii) of paragraph (a) above shall be deemed satisfied with respect to any Asset Disposition in which the portion of the consideration received therefrom in the form of cash and Cash Equivalents, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with such limitation.

SECTION 9.13. Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

SECTION 9.14. Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate of the Borrower or such Restricted Subsidiary;

(ii) if such Affiliate Transaction involves an aggregate consideration in excess of $15,000,000, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Borrower (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and

(iii) if such Affiliate Transaction involves an aggregate consideration in excess of $50,000,000, the Borrower has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial standpoint, to the Borrower or such Restricted Subsidiary or is not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; provided, that with respect to any operating, management or other agreement entered into between the Borrower or any Restricted Subsidiary and an Infrastructure Subsidiary at the time such Infrastructure Subsidiary is an Unrestricted Subsidiary, the terms of such agreement need only comply with clauses (i) and (ii) of this Section 9.14(a).

(b) Section 9.14(a) will not apply to:

(i) any Investment or Restricted Payment permitted by this Agreement;

(ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase securities of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees approved by the Board of Directors of the Borrower;

(iii) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(iv) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(v) any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, not otherwise prohibited under this Agreement;

(vi) any transaction with a Joint Venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns, directly or indirectly, any Capital Stock in or otherwise controls such Joint Venture or similar entity;

(vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower or the receipt by the Borrower of any capital contribution from its shareholders;

(viii) indemnities of officers, directors and employees of the Borrower or any of its Restricted Subsidiaries required or permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(ix) the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Restricted Subsidiary;

(x) the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the Closing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Closing Date will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Lenders than the terms of the agreements in effect on the Closing Date;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are materially no less favorable to the Borrower and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction with an unrelated Person, in the reasonable determination of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, Capital Stock in such Person; and

(xiii) pledges of Capital Stock of Unrestricted Subsidiaries of the Borrower for the benefit of lenders to Unrestricted Subsidiaries of the Borrower.

SECTION 9.15. Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c).

SECTION 9.16. Negative Pledge Agreements; Dividend Restrictions. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligations owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii) make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Debt Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Closing Date, including, without limitation, this Agreement, the Security Instruments and the Intercreditor Agreement in effect on such date but excluding the Second Lien Notes;

(ii) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Debt Incurred by a Person on or before the date on which such Person was acquired by the Borrower or another Restricted Subsidiary (other than Capital Stock or Debt Incurred, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Borrower or a Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Borrower and the Restricted Subsidiaries to realize the value of, property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary;

(iv) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided, that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;

(v) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Debt or any agreement pursuant to which such Debt was Incurred if either (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Debt or agreement or (B) the Borrower determines that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments in respect of the Indebtedness, as determined in good faith by the Board of Directors of the Borrower, which determination shall be conclusive;

(vi) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Debt Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph (b) or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in any such clause; provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in the agreements governing the Debt being refunded, replaced or refinanced;

(vii) in the case of clause (iii) of paragraph (a) above, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(B) contained in mortgages, pledges or other security agreements permitted under this Agreement securing Debt of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) contained in Hedging Obligations permitted from time to time under this Agreement;

(D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(E) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(F) provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(viii) (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (iii) of paragraph (a) above on the property so acquired;

(ix) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(x) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(xi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xii) other Debt of the Borrower or any of the Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Closing Date in accordance with Section 9.02; provided that the provisions relating to such encumbrance or restriction contained in such Debt are not materially less favorable to the Borrower taken as a whole, as determined by the Board of Directors of the Borrower in good faith, than the provisions contained in this Agreement and in the Indenture as in effect on the Closing Date;

(xiii) the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 9.02 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xiv) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(xv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xvi) the Indenture as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Indenture as in effect on the Closing Date.

SECTION 9.17. [Reserved].

SECTION 9.18. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Schedule 7.14 sets forth all the Restricted Subsidiaries. Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the Closing Date or thereafter, assuming compliance with Section 9.18(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (1) such Subsidiary is an Infrastructure Subsidiary and substantially concurrently with such designation such Infrastructure Subsidiary (or any Infrastructure Subsidiary owned by it, directly or indirectly through one or more subsidiaries) receives debt and/or equity financing from a third party that is not the Borrower, a Restricted Subsidiary of the Borrower or an Affiliate of the Borrower or any Restricted Subsidiary, or (2) such Subsidiary satisfies the following requirements:

(i) such Subsidiary or any of its subsidiaries does not own any Capital Stock or Debt of or have any Investment in, or own or hold any Lien on any property of, any other subsidiary of the Borrower which is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(ii) all the Debt of such Subsidiary and its subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(iii) on the date of such designation, such designation and the Investment of the Borrower or the Restricted Subsidiary in such Subsidiary complies with Section 9.04;

(iv) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A) to subscribe for additional Capital Stock of such Person; or

(B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(v) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower.

(c) Any such designation by the Borrower shall be evidenced by written notice to the Administrative Agent giving effect to such designation and a certificate of Financial Officer certifying that such designation complies with the foregoing conditions and accompanied by a resolution of the Board of Directors of the Borrower giving effect to such designation. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be Incurred as of such date.

(d) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Borrower could Incur at least $1.00 of additional Debt under paragraph (n) of Section 9.02 on a pro forma basis after taking into account such designation and (iii) upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”.

(e) The Borrower and its Restricted Subsidiaries shall cause any Infrastructure Subsidiary which obtains proceeds from debt or equity financings to pay dividends to the Borrower or any Restricted Subsidiary in amounts equal to the proceeds of such financings, promptly after the receipt thereof, to the extent that such proceeds are not required for budgeted or otherwise anticipated expenditures by such Infrastructure Subsidiary necessary for the completion and placing in service of any equipment then under construction by such Infrastructure Subsidiary; provided that if the payment of any such dividends were to be unlawful under the laws of the state of incorporation or organization of such Infrastructure Subsidiary, then the payment of such dividends shall be deferred until the earliest possible date when the payment of such dividends shall then be lawful. Any dividends so paid to the Borrower or any Restricted Subsidiary in accordance with the preceding sentence shall be deemed to be “Net Available Cash” from an Asset Disposition and shall be applied pursuant to the requirements of Section 9.12 and Section 3.04 as if the date of the payment of such dividends were the date of the deemed Asset Disposition except to the extent such dividends constitute a reduction of Permitted Investments made pursuant to clause (m) of the definition thereof.

ARTICLE X

Events of Default; Remedies

SECTION 10.01. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee, Applicable Prepayment Premium (or prepayment premium in respect of Other Loans) or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document (other than projections) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(d), Section 8.01(e)(ii), Section 8.03, Section 8.14 or in Article IX.

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document (including any additional covenant incorporated herein pursuant to Section 2.08(b)), and such failure shall continue unremedied for a period of 30 days (or, in the case of any such additional covenant, for the duration of any applicable grace period) after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(m) the Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the Liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the Liens securing the obligations of the Second Lien Notes to be senior or pari passu in priority to the Liens securing the obligations of this Agreement, or this Agreement shall for any reason fail to constitute the “First Lien Credit Agreement” or the Indebtedness shall for any reason fail to constitute the “First-Lien Obligations”, in each case referred to therein.

(n) a Change in Control shall occur.

SECTION 10.02. Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Majority Lenders, and, at any time that the Initial Lenders, together with their respective Affiliates, hold less than 51% of the outstanding principal amount of the Loans, the Administrative Agent may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) [Reserved].

(d) Except as otherwise provided in Section 4.03, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to each of the Administrative Agent and the Collateral Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender and in Clause (c) under Treasury Management Agreements;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by the Intercreditor Agreement or any Governmental Requirement.

ARTICLE XI

The Agents

SECTION 11.01. Appointment; Powers. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 11.02. Duties and Obligations of Agents. Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be deemed to have any knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

SECTION 11.03. Actions by Agent. Neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases such Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by such Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then each Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall either Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct. Subject to the foregoing limitations, each Agent shall follow the written instructions of the Majority Lenders with respect to actions to be taken under this Agreement and the other Loan Documents.

SECTION 11.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

SECTION 11.05. Subagents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 11.06. Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, either Agent may resign at any time by notifying the Lenders and the Borrower, and either Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

SECTION 11.07. Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 11.08. No Reliance.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Cravath, Swaine & Moore LLP is acting in this transaction as special counsel to the Agents only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) The Lenders acknowledge that the Agents and the Arranger are acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating this facility, each Lender acknowledges that the Administrative Agent, the Collateral Agent and/or the Arranger may be an agent or lender under this Agreement, the Second Lien Notes, other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent or Collateral Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

SECTION 11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of each Agent and its agents and counsel, and any other amounts due such Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize either Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize either Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.10. Authority of Agents to Release Collateral and Release or Subordinate Liens. Each Lender hereby authorizes each Agent to release or subordinate, to the rights of the transferee of any such collateral, its Liens against any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes each Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

SECTION 11.11. The Arranger. The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents.

SECTION 11.12. Intercreditor Agreement. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to become party to the Intercreditor Agreement and to enter into any amendments and any other agreements necessary to effectuate each Agent’s joinder thereto and each Lender acknowledges that it will be bound thereby.

ARTICLE XII

Miscellaneous

SECTION 12.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i) if to the Borrower, to it at 4600 Post Oak Place, Suite 200, Houston, Texas 77027-9726, Attention of Chief Financial Officer (Telecopy No.713-622-6829);

(ii) if to the Administrative Agent or the Collateral Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, Attention of Sean Portrait, Agency Group (Fax No. (212) 322-2291, e-mail: Agency.loanops@credit-suisse.com); and

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 12.02. Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder (if any), or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 2.08, Section 3.04(b), Section 8.14, Section 10.02(d) or Section 12.14 without the written consent of each Lender, (vi) release any Guarantor (except as set forth in the Guarantee and Collateral Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) without the written consent of each Lender or (vii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

SECTION 12.03. Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the (A) Administrative Agent, the Collateral Agent, the Arranger and their Affiliates and (B) the Initial Lenders, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent and the Collateral Agent and of counsel to the Initial Lenders, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent and the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including, without limitation, its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE AGENTS, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF ANY CLAIM, LITIGATION, PROCEEDING OR INVESTIGATION, INCLUDING ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING BROUGHT BY THE BORROWER OR ANY SUBSIDIARY, RELATING TO:

(i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, (iii) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (iv) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (v) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (vi) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (vii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (ix) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (x) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT

OR AN OMISSION, INCLUDING, WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Arranger, as the case may be, such Lender’s ratable portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Arranger in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

SECTION 12.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of (A) each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (B) the Administrative Agent and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.03(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register (including, without limitation, as a result of any Incremental Loan), if necessary, the Administrative Agent will reflect the revisions on Annex I and, upon request, forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), if applicable, any written consent to such assignment required by Section 12.04(b) and any applicable tax forms, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi) No Assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amount (and stated interest) of each participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent, if any, expressly acknowledges any additional obligations of the Borrower in respect of Indemnified Taxes or Other Taxes). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

SECTION 12.05. Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.

SECTION 12.06. Integration; Effectiveness.

(a) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(b) This Agreement shall become effective as provided in the Amendment and Restatement Agreement.

SECTION 12.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 12.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

SECTION 12.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

SECTION 12.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 12.11. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.12. Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced hereby and by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

SECTION 12.13. EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 12.14. Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Agreement with the Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender, including any Swap Agreements between such Persons in existence prior to the Closing Date. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

SECTION 12.15. No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Collateral Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

SECTION 12.16. USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ANNEX I

COMMITMENTS

Name of Lender	Commitment
Credit Suisse AG	$150,000,000.00

TOTAL	$150,000,000.00

Annex I

EXHIBIT B

FORM OF BORROWING REQUEST

[                ], 20[    ]1

ATP Oil & Gas Corporation, the “Borrower”), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of June 18, 2010, as amended and restated as of March [•], 2012 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), among the Borrower, the Lenders from time to time party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent, hereby requests a Borrowing as follows:

(i)	Aggregate amount of the requested Borrowing is $[ ];

(ii)	Type of Borrowing is [ ];[2]

(iii)	Date of such Borrowing is [ ], 20[ ];

(iv)	Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                         ]

[                         ]

[                         ]

[                         ];

(v)	Interest Period is [ ].[3]

[1]

Must be delivered not later than 11:00 a.m., New York City time, (x) in the case of ABR Borrowings, one Business Day before the date of the proposed Borrowing and (y) in the case of Eurodollar Borrowings, three Business Days before the date of the proposed Borrowing.

[2]	Specify whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.
[3]	If such Borrowing is to be a Eurodollar Borrowing, specify the initial Interest Period to be applicable thereto.

Exhibit B

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (r) and (s) of Section 6.01 of the Original Credit Agreement have been satisfied and that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ATP OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit B

EXHIBIT C

FORM OF INCREMENTAL JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            , 201__] (this “Agreement”), by and among [INCREMENTAL LENDERS] (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”), ATP Oil and Gas Corporation, a Texas Corporation (the “Borrower”) and Credit Suisse AG, as Administrative Agent and as Collateral Agent.

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 18, 2010, as amended and restated as of March [•], 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Borrower, Credit Suisse AG, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement).

Each Incremental Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Incremental Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as an Incremental Lender.

[INCREMENTAL LENDER]

By:
Name:
Title:

Exhibit C

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

ATP OIL & GAS CORPORATION

By:
Name:
Title:

Exhibit C

EXHIBIT D

[RESERVED]

Exhibit D

EXHIBIT E

SECURITY INSTRUMENTS

1.	Guarantee and Collateral Agreement dated as of June 18, 2010, among ATP Oil & Gas Corporation, the subsidiaries of ATP Oil & Gas Corporation identified therein and Credit Suisse AG, as Collateral Agent.

2.	Financing Statement in respect of Item 1.

3.	Act of Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production dated as of June 18, 2010, from ATP Oil & Gas Corporation to Credit Suisse AG, as Collateral Agent.

4.	Financing Statement in respect of Item 3.

5.	UK Pledge Agreement.

6.	Patent Security Agreement dated as of June 18, 2010, among ATP Oil & Gas Corporation and Credit Suisse AG, as Collateral Agent.

7.	Copyright Security Agreement dated as of June 18, 2010, among ATP Oil & Gas Corporation and Credit Suisse AG, as Collateral Agent.

8.	Cash Collateral Agreement dated as of June 18, 2010, between ATP Oil & Gas Corporation and Credit Suisse AG, as Collateral Agent.

Exhibit E

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3. Borrower:	ATP Oil & Gas Corporation

4. Administrative Agent:	Credit Suisse AG, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 18, 2010, as amended and restated as of March [•], 2012, among ATP Oil & Gas Corporation, the Lenders from time to time party thereto and Credit Suisse AG, as Administrative Agent and as Collateral Agent

[4]	Include if applicable.

Exhibit F

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[5]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F

ANNEX 1

[Amended and Restated Credit Agreement dated as of June 18, 2010, as amended and restated as of March [•], 2012, among ATP Oil & Gas Corporation, the Lenders from time to time party thereto and Credit Suisse AG, as Administrative Agent and as Collateral Agent]6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[6]	Describe Credit Agreement at option of Administrative Agent.

Exhibit F

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F

EXHIBIT G

FORM OF RESERVE REPORT CERTIFICATE

This Certificate of Reserve Report is delivered pursuant to Section 8.12(c) of that certain Amended and Restated Credit Agreement dated as of June 18, 2010, as amended and restated as of March [•], 2012, (the “Credit Agreement”), by and among ATP Oil & Gas Corporation, a Texas corporation (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the same meanings set forth in the Credit Agreement.

The undersigned, [                        ], being the duly elected [                        ] of the Borrower, hereby certifies, to the knowledge of such Officer, after diligent inquiry, as follows:

(a) The information contained in the reserve report attached hereto as Exhibit A (the “Reserve Report”), and any other information delivered in connection therewith is true and correct in all material respects;

(b) The Borrower owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03 of the Credit Agreement;

(c) Except as set forth on Exhibit B attached hereto, on a net basis there are no take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in the Reserve Report which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(d) Exhibit C attached hereto is a schedule of the Oil and Gas Properties evaluated by the Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14 of the Credit Agreement.

[Signature Page Follows]

Exhibit G

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Reserve Report as of this [•] day of [•], [•].

BORROWER:

ATP OIL & GAS CORPORATION

By:
Name:
Title:

Schedule 1.01(a)

Investments

NONE.

Schedule 6.01(n)

Existing Debt

NONE.

Schedule 7.05

Litigation

Bison Capital Corporation v. ATP Oil & Gas Corporation, Civil Action No. 10CV 714 in the United States district Court for the Southern district of New York.

On January 29, 2010, Bison Capital Corporation (“Bison”) filed suit against the Borrower alleging that the Borrower owed Bison fees totaling $102 million under a February 2004 agreement. The case was tried in January 2011. On March 8, 2011, the court entered a judgment in favor of Bison for $1.65 million plus prejudgment interest and reasonable attorney’s fees. Either party could file a notice of appeal within 30 days of the judgment. Subsequently, Bison gave notice that it would appeal the judgment. By September 16, 2011, both Bison and the Borrower filed their respective briefs with the United States Court of Appeals for the Second Circuit. The case remains active pending resolution by the appellate court.

Schedule 7.06

Environmental Matters

NONE.

Schedule 7.10

Employee Benefit Plans

7.10 (b) None

7.10 (e) None

Schedule 7.14

Subsidiaries

Restricted Subsidiaries:

ATP Energy, Inc., Domestic – 100% owned by Borrower

ATP Oil & Gas (UK) Limited, Foreign – 100% owned by Borrower

ATP Oil & Gas (Netherlands) B.V., Foreign – 100% owned by Borrower

ATP East Med B.V., Foreign – 100% owned by ATP Oil & Gas (Netherlands) B.V.

ATP East Med Number 1 B.V., Foreign – 100% owned by ATP East Med B.V.

ATP East Med Number 2 B.V., Foreign – 100% owned by ATP East Med B.V.

ATP East Med Number 3 B.V., Foreign – 100% owned by ATP East Med B.V.

ATP Exploration, Inc. – Domestic – 100% owned by Borrower

Unrestricted Subsidiaries:

ATP Holdco, LLC, Domestic – 100% owned by Borrower

ATP IP-GP, LLC, Domestic – 100% owned by ATP Holdco, LLC

ATP IP-LP, LLC, Domestic – 100% owned by ATP Holdco, LLC

ATP INFRASTRUCTURE PARTNERS, L.P., Domestic –

2% owned by ATP IP-GP, LLC, and

49% owned by ATP IP-LP, LLC

ATP Titan Holdco, LLC – Delaware LLC – 100% owned by Borrower

ATP Titan, LLC – Delaware LLC – 100% owned by ATP Titan Holdco, LLC

Schedule 7.15

Location of Business and Offices

ATP Energy, Inc.

Texas Corporation, Organizational No. 13580900

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP Exploration, Inc.

Texas Corporation, Organizational No. 801306055

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP Oil & Gas (UK) Limited

UK Private Limited Company, Registered No. 3949599

Principal Place of Business:

Guildford

Surrey, England

ATP Oil & Gas (Netherlands) B. V.

Dutch Private Limited Liability Company, Registration Number 34166395

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP HOLDCO, LLC

Delaware Limited Liability Company, Number 4603678

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP IP-GP, LLC

Delaware Limited Liability Company, Number 4603674

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP IP-LP, LLC

Delaware Limited Liability Company, Number 4603679

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP INFRASTRUCTURE PARTNERS, L.P.

Delaware Limited Partnership, Number 4603680

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP Titan Holdco, LLC

Delaware Limited Partnership, Number 4823930

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP Titan, LLC

Delaware Limited Partnership, Number 4823927

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP East Med B.V.

Dutch Private Limited Liability Company, B.V. Number 1633352

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP East Med Number 1 B.V.

Dutch Private Limited Liability Company, B.V. Number 1633355

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP East Med Number 2 B.V.

Dutch Private Limited Liability Company, B.V. Number 1633357

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

ATP East Med Number 3 B.V.

Dutch Private Limited Liability Company, B.V. Number 1633359

Principal Place of Business

4600 Post Oak Place

Suite 200

Houston, Texas 77027

Schedule 7.18

Prepayments

None.

Schedule 7.19

Marketing Contracts

None.

Schedule 7.20

Swap Agreements

See Attached.

	2010					2011					2012
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	1,800	1,815	1,830	1,830	7,275	900				900
Price ($/MMBtu)	$5.37	$5.57	$5.57	$5.57	$5.52	$5.42				$5.42
Crude Oil
Volumes (MBbls)	267	364	414	414	1,459	338	546	552	552	1,988	205	91	92	92	480
Price ($/Bbl)	$78.83	$75.13	$77.83	$77.83	$77.34	$78.76	$82.18	$82.18	$82.18	$81.60	$87.87	$89.95	$89.95	$89.95	$89.06
Crude Oil
Volumes (MBbls)	267	182	184	184	817	270	273	184	184	911
Price ($/Bbl)	$78.83	$70.00	$70.00	$70.00	$72.89	$77.33	$77.33	$80.00	$80.00	$78.41
Reparticipation calls ($/Bbl)	$101.48	$110.00	$110.00	$110.00	$107.22	$112.50	$112.50	$110.00	$110.00	$111.49
Collars
Natural Gas
Volumes (MMMBtu)	450	1,365	1,380	1,380	4,575	1,350				1,350
Floor Price ($/MMBtu)	$4.00	$4.75	$4.75	$4.75	$4.68	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.00	$7.95	$7.95	$7.95	$7.86	$7.95				$7.95
Puts
Crude Oil
Volumes (MBbls)	90	91	92	92	275
Floor Price ($/Bbl)	$24.70	24.70	24.70	24.70	$24.70
North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	270	728	736	736	2,470	450	273	276	276	1,275	273	276	276	276	1,101
Price ($/MMBtu)(1)	$5.60	$5.88	$5.88	$5.88	$5.85	$5.45	$7.80	$7.80	$7.80	$6.97	$7.80	$7.80	$7.80	$8.78	$8.04

The above are ATP’s outstanding financial and physical commodity contracts.

Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

(1)	Additional currency translation rate of $1.5 USD to $1 GBP